Exhibit 10.1

CREDIT AGREEMENT

This CREDIT AGREEMENT, dated as of July 31, 2023, is made by and among ATLAS SAND COMPANY, LLC, a Delaware limited liability company (together with its successors and permitted assigns, “Borrower”), the Lenders from time to time party hereto, and STONEBRIAR COMMERCIAL FINANCE LLC, a Delaware limited liability company, as Administrative Agent and as Initial Lender.

WHEREAS, Borrower has applied to Initial Lender for term loans, and Initial Lender has agreed to extend (a) an initial term loan to Borrower in an aggregate principal amount of $180,000,000.00 (the “Maximum Initial Term Loan Principal Amount”) and (b) a delayed draw term loan to Borrower in an aggregate principal amount of up to $100,000,000.00 (the “Maximum Delayed Draw Term Loan Principal Amount”).

NOW, THEREFORE, in consideration of the premises, agreements, provisions and covenants herein contained, the parties hereto agree as follows:

1.    DEFINITIONS; CONSTRUCTION. In addition to terms that are defined elsewhere in this Agreement, capitalized words and terms used in this Agreement shall have the meanings specified therefor in Exhibit A attached hereto. Unless specifically stated to the contrary, all references to dollar amounts shall mean amounts in lawful money of the United States of America. Words and terms used in the singular shall include the plural, and the plural shall include the singular, as the context may require. Words and terms not otherwise defined in this Agreement that are defined in the Uniform Commercial Code shall have the meanings attributed to such terms in the Uniform Commercial Code. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished to Administrative Agent hereunder shall be prepared in accordance with GAAP applied on a consistent basis except for changes in which the Borrower’s independent certified public accountants concur and which are disclosed to Administrative Agent on the next date on which financial statements are required to be delivered to Administrative Agent pursuant to Section 5(d); provided that, unless Borrower and Administrative Agent shall otherwise agree in writing, no such change shall modify or affect the manner in which compliance with the covenants contained herein are computed such that all such computations shall be conducted utilizing financial information presented consistently with prior periods. Notwithstanding any changes in GAAP after December 31, 2017 any lease of Borrower or its Subsidiaries that would be characterized as an operating lease under GAAP in effect on December 31, 2017 (whether such lease is entered into before or after December 31, 2017) shall not constitute a Capital Lease under this Agreement or any other Loan Document as a result of such changes in GAAP unless otherwise agreed to in writing by Borrower and Required Lenders (it being understood and agreed that, for the avoidance of doubt, any future effectiveness of ASC 842 after December 31, 2017 shall be disregarded for purposes of this Agreement). Borrower and the Lenders agree to negotiate in good faith to amend such computation or determination to preserve the original intent in light of the change in GAAP. References herein to any Section, Schedule or exhibit shall be to a Section of, or a Schedule or an exhibit to, this Agreement, unless otherwise specifically provided, and the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.”

2.    TERM. This Agreement shall be effective as of the date hereof, and shall continue in full force and effect until such time as all of the Indebtedness and other Obligations of Borrower under the Loans have been indefeasibly paid and satisfied in full, including principal, interest, costs, expenses, attorneys’ fees, and other fees and charges required to be paid pursuant to the terms of the Loan Documents.

3.    LOANS AND TERMS OF PAYMENT; ADVANCE PROVISIONS.

(a)    The Loans.

(i).    The Initial Term Loan. Subject to the terms and conditions set forth in this Agreement and in the other Loan Documents (including, for avoidance of doubt, satisfaction of the conditions precedent set forth in Exhibit B attached hereto), the Initial Lender agrees to make an initial term loan to Borrower in an amount equal to the Maximum Initial Term Loan Principal Amount (the “Initial Term Loan”), which Initial Term Loan shall be funded in a single Advance made on the Closing Date and repaid in accordance with the terms of this Agreement and the Initial Term Loan Note. The Initial Term Loan will be evidenced by the Initial Term Loan Note in the Maximum Initial Term Loan Principal Amount. Borrower agrees to borrow and repay the Initial Term Loan, with interest, in accordance with the Initial Term Loan Note, this Agreement, and the other Loan Documents. The obligation of Borrower to repay the Initial Term Loan, together with interest as provided in this Agreement and in the Initial Term Loan Note, shall commence upon the funding of the Initial Term Loan on the Closing Date and shall be unconditional. Borrower hereby accepts the Initial Term Loan on the Closing Date, subject to and upon the terms and conditions set forth herein.

(ii).    Delayed Draw Term Loans. Subject to the terms and conditions set forth in this Agreement and in the other Loan Documents (including, for avoidance of doubt, satisfaction of the conditions precedent set forth in Exhibit B attached hereto on the Closing Date and Exhibit E attached hereto on the applicable Delayed Draw Funding Date), the Initial Lender agrees to make delayed draw term loans to Borrower at any time and from time to time during the Availability Period (each, a “Delayed Draw Term Loan” and collectively, the “Delayed Draw Term Loans”); provided that the aggregate principal amount of all Delayed Draw Term Loan Notes shall not exceed the Maximum Delayed Draw Term Loan Principal Amount. Delayed Draw Term Loans may be funded at Borrower’s request in multiple Advances made during the Availability Period and repaid in accordance with the terms of this Agreement and each Delayed Draw Term Loan Note. Whenever Borrower desires to incur a Delayed Draw Term Loan hereunder, Borrower shall give Administrative Agent at least five (5) Business Days’ (or such shorter period agreed to by Administrative Agent in its sole discretion) prior written notice of such Delayed Draw Term Loan to be incurred hereunder specifying the principal amount of such Delayed Draw Term Loan to be incurred and the date of such Advance (which shall be a Business Day). Each Delayed Draw Term Loan will be evidenced by a Delayed Draw Term Loan Note appropriately completed in accordance with the terms of the form of Delayed Draw Term Loan Note attached hereto as Exhibit G to include the applicable interest rate and required amortization payments; provided that the aggregate principal amount of all Delayed Draw Term Loan Notes shall not exceed the Maximum Delayed Draw Term Loan Principal Amount. Interest on each Delayed Draw Term Loan shall accrue commencing on the Delayed Draw Funding Date for such Delayed Draw Term Loan at a per annum rate equal to the Term SOFR Rate plus 5.95%. Borrower agrees to repay the Delayed Draw Term Loans, with interest, in accordance with the Delayed Draw Term Loan Notes, this Agreement, and the other Loan Documents. The obligation of Borrower to repay the Delayed Draw Term Loans, together with interest as provided in this Agreement and in each Delayed Draw Term Loan Note, shall commence upon the funding of each Delayed Draw Term Loan on the Delayed Draw Funding Date for such Delayed Draw Term Loan and shall be unconditional. Borrower hereby accepts each Delayed Draw Term Loan requested by Borrower on the Delayed Draw Funding Date for such Delayed Draw Term Loan, subject to and upon the terms and conditions set forth herein.

(b)    Closing Fee. On the Closing Date, Borrower shall pay to Administrative Agent a closing fee equal to $3,700,000.00 (the “Closing Fee”) which fee shall be fully earned as of the Closing Date and shall not be refundable.

(c)    No Reborrowings.    Amounts borrowed hereunder and that are repaid or prepaid may not be reborrowed.

(d)    Lenders’ Records. Each Lender shall record in its records the date and amount of the Loans and each repayment thereof. The amounts so recorded shall be conclusive evidence, absent manifest error, of the principal amount owing and unpaid with respect to the Loans; provided, however, that the failure to so record any such amount or any error in so recording any such amount shall not limit or otherwise affect the obligations of Borrower hereunder or under the Notes or any other Loan Document to repay the principal amount of the Loans together with all interest accruing thereon.

(e)    Use of Proceeds. Proceeds of the Loans will be used exclusively by Borrower for general corporate purposes (including, e.g., to refinance existing indebtedness, to make permitted distributions, etc.), in each case in accordance with the terms of this Agreement and the other Loan Documents. No proceeds of the Loans will be used in violation of any Applicable Law.

(f)    Collateral. The Loans will be secured by the Collateral. Notwithstanding that the total Obligations may, at any time, exceed the Maximum Principal Amount, the total of all such disbursements and all other Obligations hereunder and under any other Loan Document shall be secured by all of the Collateral. All other sums expended by Administrative Agent and the Lenders pursuant to any Loan Document that are required to be reimbursed by Borrower in accordance with Section 9(c) shall constitute Obligations under the Loan Documents and shall be secured by all of the Collateral.

(g)    Payments. During the term of the Loans, Borrower shall make payments on each Payment Day as required by each respective Note. Payments of principal, interest and all other amounts due under the Notes and this Agreement shall be made by wire transfer. All such payments shall be payable to Administrative Agent, for the account of the Lenders, as to such account or place as Administrative Agent may designate in writing from time to time. Administrative Agent will promptly distribute to each Lender its ratable share of such payment in like funds as received to such Lender (or otherwise distribute such payment in like funds as received to the Person or Persons entitled thereto as provided herein or in the applicable Note). If an Event of Default has occurred and is continuing, Administrative Agent may apply payments received or collected from Borrower or for the account of Borrower (including, the monetary proceeds of collection or of realization upon any Collateral) to the Indebtedness in such order and manner as Administrative Agent determines in its sole discretion, but subject to the terms of any Intercreditor Agreement. If no Event of Default shall have occurred and be continuing, all payments shall be applied as set forth in this Agreement and the Loan Documents.

(h)    No Deductions or Setoff; Reinstatement of Obligations. Borrower hereby unconditionally promises to pay to the Lenders all Indebtedness as and when due in accordance with this Agreement and the Loan Documents. Borrower shall make all payments to Administrative Agent, for the account of the Lenders, on the Indebtedness free and clear of, and without deduction or withholding for or on account of, any setoff, counterclaim, defense, duties, taxes, levies, imposts, fees, deductions, withholding, restriction or conditions of any kind. If after receipt of any payment of, or proceeds of Collateral applied to the payment of, any of the Indebtedness, any Lender is required to surrender or return such payment or proceeds to any Person for any reason, then the Indebtedness intended to be satisfied by such payment or proceeds shall be reinstated and continue, and this Agreement shall continue in full force and effect as if such payment or proceeds has not been received by such Lender. Borrower shall be liable to pay to each Lender, and does hereby indemnify and hold each Lender harmless for, the amount of any payments or proceeds surrendered or returned. This Section 3(h) shall remain effective notwithstanding any contrary action which may be taken by any Lender in reliance upon such payment or proceeds, and this Section 3(h) shall survive the payment of the Indebtedness and the termination of this Agreement.

(i)    Late Fees. If Borrower fails to make any payment pursuant to this Agreement, the Notes or any other Loan Document on or before the fifth day after the due date for such payment (other than the payment due at maturity, in which case, if Borrower fails to make such payment on the date such payment is due), then Borrower shall, following Administrative Agent’s written request therefor, pay Administrative Agent for the ratable account of the Lenders a late fee on each such applicable payment date equal to 3% of each such past-due payment (not to exceed the lawful maximum). Such late fee will be immediately due and payable and is in addition to any other charges, costs, fees, and expenses that Borrower may owe as a result of the late payment, including the imposition of the Default Rate pursuant to the Notes or this Agreement.

4.    REPRESENTATIONS AND WARRANTIES. Borrower represents and warrants to Administrative Agent and the Lenders, as of the date of this Agreement:

(a)    Organization. Borrower (i) is a “registered organization” (as defined in the Uniform Commercial Code) duly organized, validly existing and in good standing under the laws of the State of Delaware, and Borrower’s exact legal name is as set forth in the first paragraph of this Agreement; (ii) has the power and authority to own its properties and assets and to transact the businesses in which it is presently, or proposes to be, engaged and (iii) is duly qualified and authorized to do business and is in good standing in every jurisdiction in which the laws of such jurisdiction require Borrower to be so qualified or authorized, except where failure to be so qualified or authorized would not reasonably be expected to result in a Material Adverse Effect.

(b)    Authorization. The execution, delivery and performance by Borrower hereof and of each of the other Loan Documents to which it is a party are within the powers of Borrower, do not contravene the organizational documents of Borrower, and do not (i) violate any law or regulation, or any order or decree of any court or Governmental Authority, (ii) conflict with or result in a breach of, or constitute a default under, any material indenture, mortgage or deed of trust or any material lease, agreement or other instrument binding on Borrower or any of its properties, or (iii) require the consent, authorization by or approval of or notice to or filing or registration with any Governmental Authority or other Person, except (A) such as have been obtained or made and are in full force and effect, (B) the recording and filing of the Security Instruments and Uniform Commercial Code financing statements as required by the Loan Documents and (C) those third party approvals or consents which, if not made or obtained, would not cause a Default hereunder and would not reasonably be expected to result in a Material Adverse Effect. This Agreement is, and each of the other Loan Documents to which Borrower is or will be a party, when delivered hereunder or thereunder, will be, the legal, valid and binding obligation of Borrower enforceable against Borrower in accordance with such Loan Document’s terms, subject to applicable bankruptcy laws and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(c)    Financial Information. All financial statements of the Applicable Reporting Entity, including in each case the related statements and notes, supplied to Administrative Agent on or prior to the Closing Date fairly present in all material respects the financial position of the Applicable Reporting Entity and its subsidiaries for the respective periods so specified and have been prepared in accordance with GAAP except as may be set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments). Moreover, Borrower is expressly stating that as of the date of this Agreement there has been no material adverse change in Borrower’s financial condition as compared to the condition represented in the audited financial statements of Borrower for the fiscal year ending December 31, 2022. It is understood and agreed for all purposes under the Loan Documents that (i) to the extent any certificate, statement, report, or information furnished by any Loan Party pursuant to or in connection with the Loan Documents was based upon or constitutes a forecast or projection, each Loan Party represents only that it acted in good faith and utilized reasonable assumptions and due care in the preparation of such certificate, statement, report, or information (it being recognized by Administrative Agent and the Lenders, however, that projections as to future events are not to be viewed as facts and that results during the period(s) covered by such projections may differ from the projected results and that such differences may be material and that the Loan Parties make no representation that such projections will be realized) and (ii) as to statements, information and reports supplied by third parties after the Closing Date, each of the Loan Parties represents only that it is not aware of any material misstatement or omission therein.

(d)    Hazardous Substances. Except as disclosed by Borrower and acknowledged by Administrative Agent in writing on or prior to the date hereof or for matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, Borrower represents and warrants that Borrower has no knowledge of (i) any violation of Environmental Laws by Borrower or any other Loan Party or affecting Borrower’s or any other Loan Party’s property, including the Collateral; (ii) any use, generation, manufacture, storage, treatment, disposal, release or threatened release of any Hazardous Substance on any of Borrower’s or any other Loan Party’s property, including the Collateral, by Borrower, any Loan Party or any prior owners or occupants of any of the such property; or (iii) any litigation or claims of any kind relating to such matters. Any inspections or tests made by Administrative Agent related to the foregoing during the continuance of an Event of Default shall be at Borrower’s expense and for Administrative Agent’s and Lenders’ purposes only. Borrower hereby (A) releases and waives any claims (including any future claims) against Administrative Agent and Lenders for indemnification or contribution in the event Borrower becomes liable for cleanup or other costs in connection with any event described in clauses (i) or (ii) above, and (B) agrees to indemnify, defend and hold harmless Administrative Agent and Lenders against any and all claims, losses, liabilities, damages, penalties, and expenses which Administrative Agent and Lenders may directly or indirectly suffer as a consequence of any event described in clauses (i) or (ii) above or any event similar or related thereto. The provisions of this Section 4(d) shall survive the payment of the Indebtedness and the termination, expiration or other satisfaction of this Agreement and shall not be affected by Administrative Agent’s acquisition of any interest in the Collateral, whether by foreclosure or other means.

(e)    Litigation and Claims. No litigation, claim, investigation, administrative proceeding or similar action (including those for unpaid taxes) against Borrower, any other Loan Party or the Parent Guarantor is pending or, to Borrower’s knowledge, threatened (in writing), and, to Borrower’s knowledge, no other event has occurred which may adversely affect Borrower’s, any other Loan Party’s or

Parent Guarantor’s financial condition or properties, other than litigation, claims, or other events, if any, that have been disclosed to and acknowledged by Administrative Agent in writing on or prior to the date hereof or that could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(f)    Taxes. All of Borrower’s, each other Loan Party’s and Parent Guarantor’s federal tax returns and all other material tax returns required to be filed have been filed by the date of this Agreement, and all material Taxes (other than Contested Taxes) resulting therefrom have been paid in full when due.

(g)    Solvency. Borrower and the other Loan Parties, on a consolidated basis, are solvent, are paying their debts as they become due and have sufficient capital to conduct their business. The fair salable value of the Loan Parties’ assets, on a consolidated basis, is in excess of the total amount of their liabilities (including contingent liabilities) as they become absolute and matured.

(h)    No Defaults or Events of Default. Neither Borrower nor any other Loan Party is in default under any Major Material Contract to which it is a party or by which it is bound, and Borrower knows of no ongoing dispute regarding any contract or lease of a Loan Party which could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

(i)    Foreign Assets Control Regulations, Etc. (i) None of the Loan Parties, the Parent Guarantor nor any of their respective Affiliates is (A) a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by the Office of Foreign Assets Control, United States Department of the Treasury (“OFAC” and each such Person, an “OFAC Listed Person”) (B) an agent, department, or instrumentality of, or is otherwise beneficially owned by, controlled by or acting on behalf of, directly or indirectly, (1) any OFAC Listed Person or (2) any Person, entity, organization, foreign country or regime that is subject to any OFAC sanctions program, or (3) otherwise blocked, subject to sanctions under or engaged in any activity in violation of other United States economic sanctions (collectively, “U.S. Economic Sanctions”) (each OFAC Listed Person and each other Person, entity, organization and government of a country described in clause (A), clause (B) or clause (C), a “Blocked Person”). (ii) No part of the proceeds from any Loan constitutes or will constitute funds obtained on behalf of any Blocked Person or will otherwise be used by Borrower or any Affiliate of Borrower, directly or indirectly, (A) in connection with any investment in, or any transactions or dealings with, any Blocked Person, or (B) otherwise in violation of U.S. Economic Sanctions. (iii) None of the Loan Parties, the Parent Guarantor nor any of their respective Affiliates (A) has been found in violation of, charged with, or convicted of, money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes under the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act), the USA PATRIOT Act or any other United States law or regulation governing such activities (collectively, “Anti-Money Laundering Laws”) or any U.S. Economic Sanctions violations, (B) to Borrower’s actual knowledge, after making due inquiry, is under investigation by any Governmental Authority for possible violation of Anti-Money Laundering Laws or any U.S. Economic Sanctions violations, (C) has been assessed civil penalties under any Anti-Money Laundering Laws or any U.S. Economic Sanctions, or (D) has had any of its funds seized or forfeited in an action under any Anti-Money Laundering Laws.

(j)    Investment Company Act. None of the Loan Parties is an “investment company” or a company “controlled” by an “investment company,” within the meaning of, or subject to regulation under, the Investment Company Act of 1940, as amended.

(k)    ERISA. Each of Borrower, each other Loan Party and the Parent Guarantor is in compliance with all applicable provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and no event has occurred or other circumstance now exists with respect to any “employee pension benefit plan” (as defined in Section 3(2) of ERISA, other than a Multiemployer Plan) that, in any case, could reasonably be expected to cause a Material Adverse Effect.

5.    COVENANTS. For the term of this Agreement:

(a)    Existence, Compliance with Laws, Fundamental Changes. Borrower will maintain its existence and its current yearly accounting cycle and will maintain in full force and affect all licenses, bonds, franchises, leases, trademarks, patents, contracts and other rights necessary to the conduct of its business, in each case, except where the failure to do so could not reasonably be expected to cause a Material Adverse Effect. Borrower will comply with all applicable laws and regulations of any applicable Governmental Authority, except for such laws and regulations the violations of which would not, in the aggregate, reasonably be expected to have a Material Adverse Effect on Borrower. Borrower will give Administrative Agent prior written notice of any intent to change Borrower’s or any other Loan Party’s name, principal address or jurisdiction of formation. Neither Borrower nor any other Loan Party shall amend, restate, supplement, modify or terminate any of its organizational documents in any manner that would reasonably be expected to be materially adverse to the interests of the Lenders without the prior written consent of Administrative Agent in each instance. In the event that Borrower or any other Loan Party shall amend, restate, supplement, modify or terminate any of its organizational documents in any manner, Borrower or such other Loan Party shall provide Administrative Agent with notice and copies of any and all such amendments, restatements, supplements, modifications or terminations within thirty (30) days following the effective date thereof.

(b)    Merger, Consolidation, Etc. Without the prior written consent of Administrative Agent (such consent to be granted or withheld at Administrative Agent’s sole discretion), no Loan Party will merge or consolidate with any other Person, divide or be divided, amend or modify its capital structure if such amendment or modification could reasonably be expected to result in a Material Adverse Effect, sell or otherwise dispose of all or substantially all of its assets, or otherwise allow a Change of Control; provided, however, that so long as no Default or Event of Default is continuing or would occur as a result thereof, (i) any Loan Party shall be permitted to merge into or consolidate with any other Loan Party, provided, that in the case of any such merger or consolidation to which the Borrower is a party, the Borrower is the surviving business entity, (ii) any Loan Party (other than the Borrower) shall be permitted to sell or otherwise dispose of any of its assets to any other Loan Party, and (iii) any Person may be consolidated (by merger, liquidation or otherwise) with (A) any Loan Party (other than Borrower), so long as a Loan Party is the surviving business entity or the surviving business entity becomes a Guarantor in accordance with this Agreement and the other Loan Documents and (B) Borrower, so long as Borrower is the surviving business entity.

(c)    Insurance. Borrower will maintain or will cause to be maintained insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts and covering such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations and which insurance shall be reasonably satisfactory to Administrative Agent (it being understood and agreed that the insurance coverages maintained by Borrower as of the Closing Date are satisfactory to Administrative Agent as of the Closing Date); provided that Borrower shall not reduce the insurance coverages maintained by Borrower as of the Closing Date without the prior written consent of Administrative Agent, such consent not to be unreasonably withheld, conditioned or delayed. The loss payable clauses or provisions of the insurance policies insuring any of the Collateral (excluding the Title Policy and any business interruption insurance) shall be endorsed to confer lender’s loss payable status to Administrative Agent as its interests may appear. All such insurance policies shall contain a clause requiring (or shall be endorsed to require) the insurer to give Administrative Agent at least thirty (30) days’ prior written notice (or ten (10) days’ prior written notice of cancellation for non-payment of premium) of any material change in the terms or cancellation of the policy and shall include a waiver of subrogation as respects Administrative Agent’s insurance policies. At Administrative Agent’s reasonable request, true copies of all original insurance policies (with endorsements) are to be promptly delivered to Administrative Agent. All liability policies shall name Administrative Agent, its affiliates and its and their successors and assigns as additional insureds. If Borrower fails to maintain such insurance, Administrative Agent may arrange for (at Borrower’s expense and without any responsibility on Administrative Agent’s part for) obtaining the insurance required by this Agreement. Unless Administrative Agent will otherwise agree with Borrower in writing, during the continuance of an Event of Default and subject to any Intercreditor Agreement, Administrative Agent will have the sole right, in the name of Administrative Agent, Lenders or Borrower, to file claims under any insurance policies, to receive and give acquittance for any payments that may be payable thereunder, and to execute any endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies; provided that, subject to the two immediately following sentences, so long as no Event of Default under Sections 7(a), (e), (f) or (g) has occurred and is continuing, the Loan Parties shall be entitled to receive and reinvest all insurance proceeds in the business and Properties of the Loan Parties. The Loan Parties shall deposit all cash proceeds of any Casualty Event in a Term Cash Collateral Account that is subject to a Control Agreement in favor of Administrative Agent. The Loan Parties may only withdraw and use funds in such account to (i) pay costs and expenses incurred in connection with the repair or replacement of the Property that was subject to the applicable Casualty Event or (ii) repay all or a portion of the Indebtedness. COLLATERAL PROTECTION INSURANCE NOTICE. (A) BORROWER IS REQUIRED TO: (i) KEEP THE COLLATERAL INSURED AGAINST DAMAGE AS SPECIFIED IN THIS AGREEMENT; (ii) PURCHASE THE INSURANCE FROM AN INSURER THAT IS AUTHORIZED TO DO BUSINESS IN THE STATE OF TEXAS OR AN ELIGIBLE SURPLUS LINES INSURER; AND (iii) NAME ADMINISTRATIVE AGENT AS A PERSON TO BE PAID UNDER THE POLICY IN THE EVENT OF A LOSS; (B) BORROWER MUST, IF REQUIRED BY ADMINISTRATIVE AGENT IN ACCORDANCE WITH THIS AGREEMENT, DELIVER TO ADMINISTRATIVE AGENT A COPY OF THE POLICY AND PROOF OF THE PAYMENT OF PREMIUMS THEREFOR; AND (C) IF BORROWER FAILS TO MEET ANY REQUIREMENT LISTED IN CLAUSES (A) OR (B) HEREOF, ADMINISTRATIVE AGENT MAY OBTAIN COLLATERAL PROTECTION INSURANCE ON BEHALF OF BORROWER AT BORROWER’S EXPENSE.

(d)    Financial Statements & Records; Other Information. Until the payment and satisfaction in full of all Obligations, Borrower will deliver to Administrative Agent (and Administrative Agent shall promptly provide the same to the Lenders) the following financial information:

(i).    as soon as available, but not later than 120 days after the end of each fiscal year of the Applicable Reporting Entity and its consolidated subsidiaries, the consolidated balance sheet, income statement and statements of cash flows and shareholders equity for the Applicable Reporting Entity and its consolidated subsidiaries (the “Financial Statements”) for such year, prepared in accordance with GAAP and certified by independent certified public accountants of recognized standing selected by Borrower;

(ii).    as soon as available, but not later than 60 days after the end of each of the first three fiscal quarters in any fiscal year of the Applicable Reporting Entity and its consolidated subsidiaries, the Financial Statements for such fiscal quarter, together with a certification duly executed by the chief financial officer of Borrower that such Financial Statements have been prepared in accordance with GAAP and presenting fairly in all material respects the financial condition and results of operations of Applicable Reporting Entity and its consolidated subsidiaries (subject to normal year-end audit adjustments and the absence of footnotes);

(iii).    as soon as practicable, and in any event within five Business Days after Borrower or any other Loan Party learns of any of the following, Borrower will give written notice to Administrative Agent of (A) the occurrence of any Default or Event of Default, together with a statement of the action which Borrower has taken or proposes to take with respect thereto, (B) the occurrence of any material loss or damage with respect to any material Collateral with a fair market value in excess of $20,000,000, or (C) the occurrence of any other development or event which could reasonably be expected to result in a Material Adverse Effect together with a statement of the action which Borrower has taken or proposes to take with respect thereto;

(iv).    concurrently with any delivery of Financial Statements under subclause (i) above, an annual budget of Borrower and its consolidated subsidiaries in form and detail reasonably satisfactory to Administrative Agent and forecasts prepared by Borrower in the form of consolidated balance sheets and income statements for the Applicable Reporting Entity and its consolidated subsidiaries on a quarterly basis for the first year following the year for which such Financial Statements are then being delivered;

(v).    promptly, but in any event within five (5) Business Days, after the execution or furnishing, as applicable, thereof, copies of (i) any amendment to, or waiver or consent with respect to any provision of, any ABL Loan Document entered into by any Loan Party, and (ii) any notice of default or notice of the commencement of a Trigger Period (as defined in the ABL Credit Agreement), in either case, furnished by any Loan Party to the ABL Agent under, and pursuant to the terms of, any ABL Facility; and

(vi).    promptly following Administrative Agent’s reasonable request therefor, any other information regarding the operations, business affairs and financial condition of the Parent Guarantor or any Loan Party or compliance with the terms of this Agreement or any other Loan Document (e.g., purchaser lists, extraction reports, reserves reports, copies of material contracts, copies of investor presentations, copies of certificates or other notices provided to the holders of any Material Other Indebtedness); provided that, notwithstanding the foregoing or anything to the contrary herein, neither the Borrower nor any other Loan Party shall be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (A) constitutes non-financial trade secrets or nonfinancial proprietary information, (B) in respect of which disclosure to Administrative Agent or Lenders (or their respective representatives or contractors) is prohibited by any Applicable Law or (C) is subject to attorney-client or similar privilege or constitutes attorney work-product.

Financial statements, opinions of independent certified public accountants and other certificates and information required to be delivered by Borrower pursuant to subclauses (i) or (ii) above shall be deemed to have been delivered if the Applicable Reporting Entity shall have timely filed an SEC Form 10-Q or Form 10-K, satisfying the requirements of such subclauses, as the case may be, with the SEC or EDGAR; or such financial statements are timely posted by or on behalf of Applicable Reporting Entity on a website to which Administrative Agent has free access, provided, however, that the Borrower shall have given Administrative Agent prior written notice of such posting or filing in connection with each delivery, provided further, that upon request of Administrative Agent to receive paper copies of such deliverables, Borrower will promptly deliver such paper copies to Administrative Agent.

(e)    Notices of Claims and Litigation. Borrower will inform Administrative Agent in writing of all existing or threatened (in writing) litigation, claims, investigations, administrative proceedings or similar actions affecting Parent Guarantor, Borrower or any other Loan Party which would reasonably be expected to have a Material Adverse Effect.

(f)    Further Assurances. Subject to the exceptions, thresholds and limitations set forth herein and the other Loan Documents, Borrower will, and will cause each other Loan Party to, promptly upon the reasonable request of Administrative Agent, execute and deliver or use commercially reasonable efforts to obtain any document reasonably required by Administrative Agent (including, e.g., warehouseman or processor disclaimers, mortgagee waivers, landlord disclaimers, or subordination agreements with respect to the Indebtedness and the Collateral), give any notices, execute (if applicable) and file any financing statements or other documents (all in form and substance reasonably satisfactory to Administrative Agent), and take any other actions that are necessary or, in the reasonable opinion of Administrative Agent, desirable to perfect or continue the perfection and the required priority of Administrative Agent’s security interest in the Collateral, to protect the Collateral against the rights, claims, or interests of any Persons (other than holders of Permitted Liens), or to effect the purposes of this Agreement or any other Loan Documents. Borrower hereby authorizes Administrative Agent to file one or more financing or continuation statements, and amendments thereto, relating to all or any part of the Collateral. All costs incurred in connection with any of the foregoing shall be for the account of and paid by Borrower.

(g)    [Reserved].

(h)    Other Agreements. Borrower will, and will cause each other Loan Party and Parent Guarantor to, (i) comply with all terms and conditions of all other agreements to which Parent Guarantor, Borrower or such other Loan Party is a party, now existing or later entered into, and (ii) provide written notice to Administrative Agent of any default in connection with any such agreements, except, in the case of both clauses (i) and (ii), for any such defaults or failure to comply that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(i)    Responsibilities. Borrower will, and will cause each other Loan Party and Parent Guarantor to, perform and satisfy, in a timely fashion, all terms and conditions in this Agreement and in the other Loan Documents, in each case subject to all applicable grace periods.

(j)    Government Requirements. Borrower will, and will cause each other Loan Party and Parent Guarantor to, comply with all laws, ordinances, and regulations now or hereafter created applicable to Borrower’s properties, business and operations, except for such laws, ordinances, and regulations the violations of which would not reasonably be expected to have a Material Adverse Effect on Borrower.

(k)    Use of Collateral; Entry and Inspection. The Collateral will not be used or operated for personal, family or household purposes. Borrower will permit Administrative Agent’s employees or agents, at reasonable times during normal business hours, at Borrower’s expense but at Administrative Agent’s sole risk, to inspect any Collateral; provided that so long as no Event of Default shall have occurred and be continuing, (i) Administrative Agent shall provide reasonable notice prior to conducting any inspections, (ii)

Administrative Agent shall limit the number of inspections to not more than two (2) during any twelve (12) month period, and (iii) not more than one such inspection during any twelve (12) month period shall be at Borrower’s expense; provided, further, that during any such inspection, Administrative Agent and its employees and agents shall comply with Borrower’s standard health and safety policies and procedures.

(l)    Taxes. Borrower will pay, when due, all Taxes, except where the failure to make payment would not reasonably be expected to result in a Material Adverse Effect or result in the seizure or levy of any material Property of Borrower or any other Loan Party or of any Collateral (other than Collateral that, individually or in the aggregate, (i) has a fair market value of less than $5,000,000 and (ii) is not of material importance to the normal operation of the Sand Facilities and the business operations of the Loan Parties). If any Taxes remain unpaid after the date fixed for the payment thereof, or if any lien will be claimed therefor in violation of the immediately preceding sentence, then, without notice to Borrower, but on Borrower’s behalf, Administrative Agent may (but is not obligated to) pay such Taxes, and the amount thereof will be included in the Indebtedness immediately upon such payment.

(m)    Fees on Collateral. Except, in each case, where the failure to do so could not reasonably be expected to result in a Material Adverse Effect or in the seizure, levy or forfeiture of any Collateral (other than Collateral that, individually or in the aggregate, (i) has a fair market value of less than $5,000,000 and (ii) is not of material importance to the normal operation of the Sand Facilities and the business operations of the Loan Parties), Borrower will, and will cause each other Loan Party to, promptly pay, when due, all transportation, storage and warehousing charges and license fees, registration fees, assessments, charges and permit fees which may now or hereafter be imposed upon the ownership, leasing, renting, possession, sale or use of the Collateral.

(n)    No Liens or Disposition of Collateral. Borrower will not, and will not permit any other Loan Party to, in any way hypothecate or create or permit to exist any Lien in any of the Collateral or in any other Property of Borrower or any other Loan Party, except for Permitted Liens. No Loan Party, except for Permitted Sales, will sell, transfer, assign, pledge, collaterally assign, exchange or otherwise dispose of any the Collateral, including, but not limited to, transfer to any entity with the same or similar name as any Loan Party and organized under the laws of a state other than the state of such Loan Party’s organization on the date hereof. In the event the Collateral, or any part thereof, is sold, transferred, assigned, exchanged, or otherwise disposed of in violation of this Section 5(n), the Liens of Administrative Agent will continue in such Collateral or part thereof notwithstanding such sale, transfer, assignment, exchange or other disposition, and Borrower will hold the proceeds thereof in the Term Cash Collateral Account for the benefit of Administrative Agent. Following such a sale in violation of this Section 5(n) and subject to any Intercreditor Agreement, Borrower will transfer such proceeds to Administrative Agent in kind, and all of the Indebtedness will survive until otherwise satisfied in accordance with the terms hereof and under the other Loan Documents.

(o)    No Further Indebtedness. Neither Borrower nor any other Loan Party shall create, incur, assume, permit to exist, or otherwise become or remain directly or indirectly liable with respect to any Debt other than Permitted Debt.

(p)    Restricted Payments. The Borrower shall not make any Restricted Payment, except (i) Permitted Payments and (ii) so long as no Event of Default has occurred and is continuing or would occur as a result thereof, other Restricted Payments; provided that, in the case of this clause (ii), immediately after giving pro forma effect thereto, the Applicable Reporting Entity and its consolidated subsidiaries shall have, on a consolidated basis, Liquidity of at least $30,000,000.

(q)    No Limitation on Administrative Agent’s Rights. Borrower will not, and will not permit any other Loan Party to, enter into any contractual obligations which may restrict or inhibit Administrative Agent’s rights or ability to sell or otherwise dispose of the Collateral or any part thereof; provided that the foregoing shall not apply to (i) any Intercreditor Agreement, (ii) any ABL Loan Document, (iii) documents creating Permitted Liens described in (A) clauses (ii), (iv), (v), (vi), (vii), (viii), (x), (xi), (xiv) and (xvi) of the definition of “Permitted Liens” and (B) clauses (c), (e) and (h) of the definition of “Excepted Liens”, (iv) customary restrictions and conditions with respect to the sale or disposition of Property or Equity Interests not prohibited under Section 5(n) pending the consummation of such sale or disposition, (v) restrictions on cash and other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business, and (vi) prohibitions or restrictions imposed by any Governmental Requirement.

(r)    Terrorism Sanctions Regulations. The Loan Parties will not, directly or indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any applicable Anti-Money Laundering Laws, or (ii) (A) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is the subject of U.S. Economic Sanctions, or (B) in any other manner that would result in a violation of U.S. Economic Sanctions by any Person (including Administrative Agent and any Lender). Borrower shall, and shall cause Parent Guarantor, each other Loan Party and each Controlled Affiliate of Borrower to, comply in all material respects with all applicable Anti-Money Laundering Laws and not violate applicable U.S. Economic Sanctions.

(s)    Maintenance of Collateral. Except for such acts or failures to act as could not reasonably be expected to result in a Material Adverse Effect or could otherwise materially diminish the fair market value of a Sand Facility or any other Mortgaged Property (other than Mortgaged Property that (i) is not a Specified Property and (ii), individually or in the aggregate, is not of material importance to the normal operation of the Sand Facilities and the business operations of the Loan Parties), Borrower, at no expense to Administrative Agent or Lenders will, and will cause each other Loan Party to operate all Collateral material to the conduct of its business, or cause such Collateral to be operated, in a careful, workmanlike manner in accordance with the practices of the industry and in compliance with all applicable contracts and agreements and in compliance with all Applicable Law, and consistent with the requirement of every Governmental Authority and otherwise to preserve, maintain and keep in good repair and working order (ordinary wear and tear and obsolescence excepted) all Collateral necessary for the normal operation of the Sand Facilities.

(t)    No Sale-Leasebacks. No Loan Party shall enter into any arrangement, directly or indirectly, with any Person whereby in a substantially contemporaneous transaction such Loan Party shall sell or transfer all or substantially all of its right, title and interest in a Property and, in connection therewith, rent or lease back the right to use such Property (a “Sale-Leaseback”), except the Loan Parties may enter into Stonebriar Sale-Leaseback Transactions.

(u)    Affiliate Transactions. No Loan Party shall enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property or the rendering of any service, with any Affiliate of a Loan Party (other than a Loan Party) involving aggregate payments or consideration in any fiscal year in excess of $500,000 unless such transaction is upon fair terms, as reasonably determined by the Borrower, that are no less favorable to such Loan Party than it would obtain in a comparable arm’s length transaction with a Person not an Affiliate or that are otherwise fair to such Loan Party from a financial point of view; provided, however, that the restrictions set forth in this clause shall not apply to (i) the execution and delivery of any Loan Document, (ii) compensation to, and the terms of any employment contracts with, individuals who are employees, officers, managers or directors of the Loan Parties (including, the performance of employment, equity award, equity option or equity appreciation agreements, plans or other similar compensation or benefit plans or arrangements (including vacation plans, health and insurance plans, deferred compensation plans and retirement or savings plans)), (iii) any Restricted Payment permitted pursuant to Section 5(p) and any other payment expressly permitted under this Agreement, (iv) the issuance and sale of Equity Interests in Borrower (other than Disqualified Capital Stock) or the amendment of the terms of any Equity Interests issued by Borrower (other than Disqualified Capital Stock), (v) Permitted Intercompany Activities, (vi) Investments described in clauses (i), (vii), (ix), (xii) (with respect to Debt permitted under clause (ii) of the definition of “Permitted Debt”), (xiv), (xv), (xvi), (xvii) and (xviii) of the definition of “Permitted Investments”, and (vii) reasonable and customary fees and compensation to, the reimbursement of reasonable out of pocket costs of, and indemnities provided on behalf of, officers, directors, and employees of the Borrower (or any Parent Entity) or any subsidiary in their capacity as such.

(v)    Subsidiaries. No Loan Party shall create or acquire any additional Subsidiary unless Borrower gives prompt, but in any event within 10 Business Days after such creation or acquisition, written notice to Administrative Agent of such creation or acquisition, as applicable, and complies with Section 5(w) below. No Loan Party shall sell, assign or otherwise dispose of any Equity Interests in any Subsidiary except in compliance with Section 5(b) or Section 5(n). No Loan Party shall have any Subsidiary not organized under the laws of the United States of America or any state thereof or the District of Columbia, and each Subsidiary shall be a Wholly-Owned Subsidiary.

(w)    Additional Guarantors. Borrower shall promptly cause each of its Subsidiaries to unconditionally guarantee, on a joint and several basis, the prompt payment and performance of the Indebtedness pursuant to the Guaranty Agreement. In connection therewith, Borrower shall, or shall cause such Subsidiary to, promptly, but in any event no later than 30 days (or such longer period as Administrative Agent may agree in Administrative Agent’s sole discretion) after the formation or acquisition (or similar event) of such Subsidiary, (i) execute and deliver an amendment or a supplement to the Guaranty Agreement in form and substance reasonably acceptable to Administrative Agent, (ii) cause the applicable Loan Party that owns Equity Interests in such Subsidiary to execute and deliver an amendment or supplement to the Security Agreement to confirm the pledge of all of the Equity Interests in such Subsidiary that are owned by such Loan Party (and deliver the original stock or other equity certificates, if any, evidencing the Equity Interests in such Subsidiary owned by it, together with an appropriate undated stock power for each such certificate duly executed in blank by the registered owner thereof), and (iii) execute and deliver such other additional customary closing documents, certificates and legal opinions as shall reasonably be requested by Administrative Agent.

(x)    Additional Collateral. Subject to the final sentence of this Section 5(x), within 30 days after the consummation of any Material Acquisition (or such longer period as Administrative Agent may agree in Administrative Agent’s sole discretion) or whenever requested by Administrative Agent in Administrative Agent’s reasonable discretion, Borrower shall, and shall cause the other Loan Parties to, execute and deliver Security Instruments that will, upon recording or other appropriate action, create in favor of Administrative Agent, first priority (subject to Permitted Liens), perfected Liens on the Property acquired by any Loan Party in connection with the Material Acquisition, excluding any assets or properties excluded as Collateral pursuant to the terms of the Security Instruments. All such Liens will be created and perfected by and in accordance with the provisions of Security Instruments in form and substance reasonably satisfactory to Administrative Agent and in sufficient executed (and acknowledged where necessary or appropriate) counterparts for recording purposes. Notwithstanding anything herein or in any other Loan Document to the contrary, the Liens granted by the Loan Parties under the Security Instruments shall not, and the Loan Parties shall not be required to grant any such Liens that, encumber any real or personal property interests of the Loan Parties excluded as Collateral pursuant to the terms of the Security Instruments.

(y)    Investments and Loans. Borrower will not, and will not permit any other Loan Party to, make or permit to remain outstanding any Investments in or to any Person other than Permitted Investments.

(z)    Term Cash Collateral Account. Borrower shall (i) maintain with a depository bank reasonably acceptable to Administrative Agent the Term Cash Collateral Account in which Borrower will only deposit identifiable proceeds of Term Priority Collateral that constitute Term Priority Collateral and (ii) if any Intercreditor Agreement is then in existence, notify the ABL Agent (as defined in any then existing Intercreditor Agreement) in writing that such Term Cash Collateral Account will be used solely and exclusively for holding identifiable proceeds of Term Priority Collateral. The Loan Parties shall not deposit any funds in the Term Cash Collateral Account other than identifiable proceeds of Term Priority Collateral that constitute Term Priority Collateral. Notwithstanding the foregoing or anything else to the contrary herein, so long as no Event of Default has occurred and is continuing, (x) the Loan Parties shall not be required to deposit proceeds of Term Priority Collateral into the Term Cash Collateral Account and (y) promptly following the request of Borrower therefor, any funds on deposit in the Term Cash Collateral Account shall be transferred to Borrower.

(aa)    Negative Pledge Agreements; Dividend Restrictions. Borrower will not, and will not permit any other Loan Party to, create, incur, assume or suffer to exist any contract, agreement or understanding (other than this Agreement, the Security Instruments, agreements with respect to purchase money Debt or Capital Leases creating Liens permitted by clause (vi) of the definition of “Permitted Liens”, documents creating Liens which are described in clause (c), (e) or (h) of the definition of “Excepted Liens”, agreements, instruments, and documents executed in connection with Debt permitted under clause (ix) of the definition of “Permitted Debt”, and contracts, agreements and arrangements described in the proviso to Section 5(q)) that in any way prohibits or restricts the granting, conveying, creation or imposition of any Lien in favor of Administrative Agent with respect to any Collateral or restricts any Subsidiary from paying dividends or making distributions in respect of its Equity Interests to the Borrower or any other Loan Party.

(bb)    Maximum Leverage Ratio. The Loan Parties shall not permit the Leverage Ratio calculated and tested as of the last day of each fiscal quarter (commencing with the fiscal quarter ending September 30, 2023) to be greater than 4.00 to 1.00.

(cc)    Equity Cure.

(i).    Notwithstanding anything to the contrary in this Agreement, in the event that the Loan Parties fail to comply (or anticipate that they may fail to comply) with the maximum Leverage Ratio covenant contained in this Section 5(bb) (the “Financial Covenant”) as of the end of any fiscal quarter (the “Cure Quarter”), then Borrower shall have the right, during the period (the “Cure Period”) beginning on the first day of the applicable Cure Quarter until the tenth (10) Business Day after the day on which the financial statements with respect to such test period for which such covenant is being measured are required to be delivered for the applicable Cure Quarter pursuant to Sections 5(d)(i) or 5(d)(ii), as applicable (such financial statements, the “Applicable Financial Statements” and such date, the “Cure Deadline”), to include an amount equal to the cash proceeds of a Specified Equity Contribution (the “Cure Amount”) in EBITDA for the purposes of calculating the Financial Covenant (the “Cure Right”), and pursuant to the exercise of the Cure Right, the Financial Covenant shall be recalculated, (A) upon the date of receipt if such Specified Equity Contribution is received after the delivery of the Applicable Financial Statements or (B) on the date the Applicable Financial Statements are delivered if such Specified Equity Contribution is received prior to the delivery of the Applicable Financial Statements giving effect to a pro forma increase to EBITDA for such test period in an amount equal to such Cure Amount; provided that such pro forma adjustment to EBITDA shall be given solely for the purpose of measuring the Financial Covenant with respect to any period that includes the fiscal quarter for which such Cure Right was exercised and not for any other purpose under any Loan Document (including any other use of the Financial Covenant).

(ii).    If, after the receipt of the Cure Amount and the recalculations pursuant to Section 5(cc)(i) above, the Loan Parties shall then be in compliance with the requirements of the Financial Covenant as of the last day of the applicable fiscal quarter, the Loan Parties shall be deemed to have satisfied the requirements of the Financial Covenant as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable Default that had occurred shall be deemed cured; provided that (A) the Cure Right may be exercised on no more than eight (8) times during the term of this Agreement, (B) in each four fiscal quarter period, there shall be at least two fiscal quarters in respect of which no Cure Right is exercised, (C) with respect to any exercise of the Cure Right, the Cure Amount shall be no greater than the amount required to cause the Loan Parties to be in compliance with the Financial Covenant, (D) all Cure Amounts shall be disregarded for purposes of determining any baskets or ratios with respect to the covenants contained in the Loan Documents and (E) there shall be no pro forma reduction in Debt (by netting or otherwise) or Consolidated Interest Expense with the proceeds of any Cure Amount for determining compliance with the Financial Covenant for the test period for which such Cure Amount is deemed applied.

(iii).    Prior to the Cure Deadline if Borrower notifies the Administrative Agent of its intent to cure, neither Administrative Agent nor any Lender shall exercise any rights or remedies under Section 8 (or under any other Loan Document available during the continuance of any Default or Event of Default) solely on the basis of any actual or purported failure to comply with the Financial Covenant unless such failure is not cured by the Cure Deadline (it being understood that this sentence shall not have any effect on the rights and remedies of the Administrative Agent or the Lenders with respect to any other Default or Event of Default pursuant to any other provision of any Loan Document other than breach of the Financial Covenant); provided, that the Initial Lender shall have no obligation to make any Loans, prior to receipt of the Cure Amount or such Default or Event of Default is otherwise cured or waived.

(dd)    Post-Closing Matters. The Loan Parties will execute and deliver the documents, take the actions and complete the tasks as set forth in Exhibit D, in each case within the applicable time limits specified on such exhibit.

6.    ADMINISTRATIVE AGENT’S EXPENDITURES. During the continuance of an Event of Default, Administrative Agent will have the right at any time to make any payments and do any other acts Administrative Agent may reasonably deem necessary to protect its security interests in the Collateral, including, without limitation, the rights to satisfy, purchase, contest or compromise any encumbrance, charge or lien which, in the reasonable judgment of Administrative Agent, appears to be prior to or superior to the security interests granted hereunder, and appear in and defend any action or proceeding purporting to affect its security interests in, or the value of, any of the

Collateral, in each case other than with respect to Permitted Liens. Borrower hereby agrees to reimburse Administrative Agent for all payments made and documented out-of-pocket expenses incurred under this Agreement including reasonable and documented out-of-pocket fees, expenses and disbursements of external attorneys and paralegals engaged by Administrative Agent, including any of the foregoing payments under, or acts taken to protect its security interests in, any of the Collateral, which amounts will be secured under the Security Instruments, and agrees it will be bound by any payment made or act taken by Administrative Agent hereunder absent Administrative Agent’s gross negligence or willful misconduct. Administrative Agent will have no obligation to make any of the foregoing payments or perform any of the foregoing acts. This Section 6 shall be subject to the Legal Expenses Limitation.

7.    EVENTS OF DEFAULT. The occurrence of any of the following events will constitute an Event of Default hereunder:

(a)    failure of Borrower to pay any Indebtedness, whether at stated maturity, by acceleration, or otherwise within five (5) days of the stated due date;

(b)    failure of any Loan Party to observe or perform any covenant, condition or agreement contained in Section 5(b), Section 5(c), Section 5(d)(iii), Section 5(k), Section 5(p) or Section 5(r);

(c)    failure of Parent Guarantor, Borrower or any other Loan Party to perform, comply with or observe any other term, covenant or agreement applicable to it contained in any of the Loan Documents and such failure will continue unremedied for a period of thirty (30) days after Administrative Agent’s written notice thereof to Parent Guarantor, Borrower or such Loan Party; or if such failure is not reasonably capable of being cured within such thirty (30) day period, but Parent Guarantor, Borrower or any other Loan Party is diligently pursuing such cure within such period, then Parent Guarantor, Borrower and any other Loan Party shall have an additional thirty (30) days to remedy such failure so long as Parent Guarantor, Borrower or any other Loan Party continues to diligently pursue such cure;

(d)    any representation or warranty made or deemed made by Parent Guarantor or a Loan Party hereunder, under or in connection with any financial statements provided to Administrative Agent, under any other Loan Document, or under any document, instrument or certificate executed by any of the Parent Guarantor or the Loan Parties in favor of Administrative Agent in connection with the Loan Documents, will prove to have been false, misleading, inaccurate or incorrect in any material respect when made;

(e)    the admission in writing by Parent Guarantor or any of the Loan Parties of its inability to pay its debts as they mature;

(f)    the voluntary commencement by Parent Guarantor or any of the Loan Parties of any bankruptcy, insolvency, reorganization, receivership or similar proceedings under any Debtor Relief Laws;

(g)    the commencement against Parent Guarantor or any of the Loan Parties of any bankruptcy, insolvency, reorganization, receivership or similar proceedings under any Debtor Relief Laws and, either (i) such proceeding remains undismissed or unstayed for sixty (60) days following the commencement thereof, or (ii) Parent Guarantor or any Loan Party takes any action authorizing any such proceedings;

(h)    Parent Guarantor or a Loan Party defaults (a) in the payment of principal of or interest on any Material Other Indebtedness beyond any grace period provided with respect thereto or (b) in the observance or performance of any other agreement or condition relating to any Material Other Indebtedness or contained in any instrument or agreement relating thereto, or any other event will occur or condition exist, the effect of such default or other event or condition is to cause, or to permit the holder or holders of such Material Other Indebtedness to cause, with the giving of notice if required, such Material Other Indebtedness to become due prior to its stated maturity, in each case other than any event requiring prepayment pursuant to customary asset sale or change of control provisions;

(i)    any final, non-appealable judgment or judgments for the payment of money in an aggregate amount in excess of $25,000,000 (to the extent not covered by independent third-party insurance) shall be rendered against Parent Guarantor or a Loan Party which shall remain unpaid or is not fully stayed for a period of sixty (60) days;

(j)    any material covenant, agreement or obligation of Parent Guarantor or any Loan Party contained in or evidenced by any of the Loan Documents is determined to be unenforceable, in accordance with its terms, except to the extent permitted by the terms thereof; Parent Guarantor or any Loan Party denies or disaffirm its obligations under any of the Loan Documents or any Liens granted in connection therewith; or any Lien granted on any material part of the Collateral is determined to be void, voidable or invalid, is subordinated or is not given the priority contemplated by this Agreement or any other Loan Document (except to the extent permitted by the terms of this Agreement or any other Loan Document or as otherwise agreed in writing by Administrative Agent); or

(k)    any event or circumstance occurs with respect to any other agreement between Parent Guarantor, any Loan Party or any Controlled Affiliate of any Loan Party, on the one hand, and Administrative Agent or any Affiliate of Administrative Agent, on the other, pursuant to which any Loan Party pays, receives or incurs liabilities (or could reasonably be expected to pay, receive or incur liabilities) in excess of $20,000,000 in any twelve (12) month period, which, after giving effect to the expiration of any applicable grace period or the giving of notice, or both, provided in such agreement, would entitle any party thereto (other than Parent Guarantor or the applicable Loan Party) to accelerate the obligations under such agreement prior to their stated maturity and such event or circumstance continues unremedied for a period of thirty (30) days after Administrative Agent’s written notice thereof to Borrower.

8.    REMEDIES. If any Event of Default will have occurred and be continuing beyond all applicable notice and cure periods:

(a)    Administrative Agent may, without prejudice to any of its other rights under any Loan Document or applicable law, declare all Indebtedness to be immediately due and payable (except with respect to any Event of Default set forth in Section 7(f) or Section 7(g) hereof, in which case all Indebtedness will automatically become immediately due and payable without necessity of any declaration) without presentment, representation, demand of payment or protest, all of which are hereby expressly waived;

(b)    Administrative Agent may, subject to the terms of any Intercreditor Agreement, take possession of the Collateral and, for that purpose may enter, with the aid and assistance of any person or persons, any premises where the Collateral or any part hereof is, or may be placed, and remove the same;

(c)    the obligation of Lenders, if any, to make any Advances or give additional (or to continue) financial accommodations of any kind to Borrower will immediately terminate;

(d)    subject to the terms of any Intercreditor Agreement, Administrative Agent may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein (or in any other Loan Document) or otherwise available to it, all the rights and remedies of a secured party under the Uniform Commercial Code whether or not the Uniform Commercial Code applies to the affected Collateral and also may (i) require Borrower to, and Borrower hereby agrees that it will at its expense and upon request of Administrative Agent forthwith, use commercially reasonable efforts to assemble all or part of the Collateral (other than real property) as directed by Administrative Agent and make it available to Administrative Agent at a place to be designated by Administrative Agent that is reasonably convenient to both parties and (ii) without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of Administrative Agent’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as Administrative Agent may deem commercially reasonable. Borrower agrees that, to the extent notice of sale will be required by law with respect to Collateral consisting of personal property, at least ten days’ prior written notice to Borrower of the time and place of any public sale or the time after which any private sale is to be made will constitute reasonable notification. Administrative Agent will not be obligated to make any sale of Collateral regardless of notice of sale having been given. Administrative Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned;

(e)    all cash proceeds received by Administrative Agent in respect of any sale of, collection from, or other realization upon all or any part of the Collateral may, in the discretion of Administrative Agent, be held by Administrative Agent as collateral for, or then or at any time thereafter applied in whole or in part by Administrative Agent against, all or any part of the Indebtedness in such order as Administrative Agent will elect; provided, that, notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence and during the continuance of an Event of Default, the proceeds of any sale of, or other realization upon, all or any part of the Collateral shall be applied in accordance with the terms of any Intercreditor Agreement. Any surplus of such cash or cash proceeds held by Administrative Agent and remaining after the full and final payment of all the Indebtedness will be paid over to Borrower or to such other Person to which Administrative Agent may be required under applicable law, or directed by a court of competent jurisdiction, to make payment of such surplus; and

(f)    Administrative Agent may pursue any other rights or remedies under any other Loan Document or available at law or in equity, including, without limitation, rights or remedies seeking damages, specific performance and injunctive relief, and Administrative Agent shall have the right, in its sole discretion, to exercise any one or more of the remedies described in this Section 8 or otherwise.

Notwithstanding anything to the contrary set forth herein, (i) (A) upon the occurrence and during the continuance of an Event of Default under clauses (e), (f) or (g) of Section 7 or (B) upon the maturity or acceleration of the Indebtedness (to the extent the Indebtedness is not paid in full on the date thereof), and/or (ii) if Required Lenders so elect, upon the occurrence and during the continuance of any other Event of Default, all unpaid and overdue amounts of the Indebtedness (whether or not accelerated) shall bear interest (including post-petition interest in any proceeding under applicable Debtor Relief Laws, whether or not allowed in such a proceeding), at a rate per annum equal to the lesser of (i) a rate per annum equal to (A) the rate otherwise applicable to such amounts plus (B) 5.0% per annum and (ii) the highest rate Lenders can legally collect under Applicable Law (such lesser rate, the “Default Rate”), and such interest shall be paid by Borrower upon demand.

9.    MISCELLANEOUS PROVISIONS.

(a)    Final Agreement. This Agreement, together with the Loan Documents, constitutes the entire understanding and agreement of the parties hereto as to the matters set forth herein, superseding all proposals and prior agreements, oral or written, and all other communications between the parties with respect to the subject matter hereof. There are no unwritten oral agreements between the parties hereto.

(b)    Amendments. Except as otherwise expressly set forth in this Agreement, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by Borrower therefrom, shall be effective unless such amendment, waiver or consent is in writing executed by Borrower and the Required Lenders, and acknowledged by Administrative Agent, or by Borrower and Administrative Agent with the consent of the Required Lenders, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no such amendment, waiver or consent shall:

(i).    extend or increase any Commitment of the Initial Lender without the written consent of such Lender (it being understood that a waiver of any condition precedent set forth on Exhibit A or Exhibit E or the waiver of any Default shall not constitute an extension or increase of any Commitment of the Initial Lender);

(ii).    reduce the principal of, or rate of interest specified herein on, any Loan, or any fees or other amounts payable hereunder or under any other Loan Document, without the written consent of each Lender directly and adversely affected thereby (provided that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive the obligation of the Borrower to pay interest at the Default Rate);

(iii).    postpone any date scheduled for any payment of principal of, or interest on, any Loan, or any fees or other amounts payable hereunder or under any other Loan Document, or reduce the amount of, waive or excuse any such payment, without the written consent of each Lender directly and adversely affected thereby;

(iv).    release (A) the Borrower from its Obligations under the Loan Documents or (B) release all or substantially all of the Guarantors from their Guaranty Agreement (except as expressly provided in Section 5(b) or Section 10(h)(i)), or limit their liability in respect of such Guaranty Agreement, in each case, without the written consent of each Lender;

(v).    except as expressly provided in Section 10(h)(i), release all or substantially all of the Collateral from the Liens of the Security Instruments without the written consent of each Lender;

(vi).    change Section 3(g) in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly and adversely affected thereby;

(vii).    waive any condition set forth in Exhibit A or Exhibit E without the written consent of the Initial Lender; or

(viii).    change any provision of this Section or the percentage in the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

provided, further, that no such amendment, waiver or consent shall amend, modify or otherwise affect the rights or duties hereunder or under any other Loan Document of Administrative Agent, unless in writing executed by Administrative Agent, in each case in addition to Borrower and Lenders required above.

(c)    Attorneys’ Fees and Expenses. Borrower agrees to pay within ten (10) days of written demand (i) all of Administrative Agent’s reasonable and documented out-of-pocket costs and expenses, including but not limited to Administrative Agent’s reasonable and documented out-of-pocket attorneys’ fees and legal expenses, incurred in connection with the administration of this Agreement or any of the other Loan Documents and (ii) all of Administrative Agent’s and Lenders’ documented out-of-pocket costs and expenses, including but not limited to Administrative Agent’s and Lenders’ documented out-of-pocket attorneys’ fees and legal expenses incurred in connection with the enforcement of this Agreement or any of the other Loan Documents. This Section 9(c) shall be subject to the Legal Expenses Limitation.

(d)    Caption Headings. Caption headings in this Agreement are for convenience purposes only and are not to be used to define or interpret this Agreement.

(e)    Assignments.

(i).    Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that none of Borrower, any other Loan Party or Parent Guarantor may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of Administrative Agent, such consent to be granted at Administrative Agent’s sole and absolute discretion. No Lender may assign, sell or transfer all or any portion of its rights or obligations hereunder except (A) to an assignee in accordance with the provisions of paragraph (ii) of this Section 9(e), (B) by way of participation in accordance with the provisions of paragraph (iv) of this Section 9(e), or (C) by way of pledge or assignment of a security interest. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (iv) of this Section 9(e) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(ii).    Assignments by Lenders. Any Lender may at any time assign to one or more assignees (other than any Disqualified Lender or any natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person)) all or a portion of its rights and obligations under this Agreement (including all or a portion of the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(A)    the consent of Borrower (such consent not to be unreasonably withheld, conditioned or delayed) shall be required unless (x) an Event of Default occurred and continued without cure for more than seven (7) Business Days after Administrative Agent’s written notice thereof to Borrower or (y) such assignment is to a Lender or a Controlled subsidiary of Stonebriar Finance Holdings LLC; provided that, notwithstanding the foregoing clause (A)(x), no Lender shall be permitted to consummate an assignment without the consent of the Borrower until the date that is 30 days after the date that the Administrative Agent has provided Borrower with notice of the termination of Borrower’s consent right as a result of the occurrence of an Event of Default;

(B)    the consent of Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments to a Person that is not a Lender;

(C) the parties to each assignment shall execute and deliver to Administrative Agent an Assignment and Assumption (with a copy to be promptly provided to Borrower);

(D) the Initial Lender may not assign its Delayed Draw Term Loan Commitment without the consent of the Borrower; and

(E) no assignment shall be permitted or effective if as a result of such assignment, Stonebriar and its Affiliates would hold less than 50% of the aggregate Credit Exposure of all Lenders without the consent of the Borrower.

Subject to acceptance and recording thereof by Administrative Agent pursuant to paragraph (iii) of this Section 9(e), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (iv) of this Section 9(e).

(iii).    Register. Administrative Agent, acting solely for this purpose as an agent of Borrower, shall maintain at one of Administrative Agent’s offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Borrower, Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(iv).    Participations. Any Lender may at any time, without the consent of, or notice to, Borrower or Administrative Agent, sell participations to any Person (other than a Disqualified Lender, a natural person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person, or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights or obligations under this Agreement (including all or a portion of the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (C) Borrower, Administrative Agent and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 9(b)(i) – (viii) that affects such Participant. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(v).    Subject to Section 9(p), each Lender may provide to any one or more purchasers, or potential purchasers (in each case other than a Disqualified Lender), any information or knowledge about Borrower, the other Loan Parties and the Loans. Borrower additionally waives any and all notices of sales of participation interests, as well as all notices of any repurchase of any participation interests. Borrower also agrees that the purchasers of any such participation interests will be considered as the economic owners of such interests in the Loans and will have all the rights under the agreement(s) governing the sale of such participation interests or other assignment of any Lender’s interests. Borrower unconditionally agrees that a Lender or such purchaser (through a Lender)

may enforce Borrower’s obligations under the Loans irrespective of the failure or insolvency of any holder of any interest in the Loans. Borrower further agrees that the purchaser or assignee of any such interests may, unless it is a Controlled Affiliate of the selling or assigning Lender, enforce its interests irrespective of any personal claims or defenses that Borrower may have against a Lender.

(vi).    Disqualified Lenders.

(A)    Notwithstanding anything to the contrary contained herein, no assignment or participation shall be made to any Person that was a Disqualified Lender as of the date (the “Trade Date”) on which the assigning Lender entered into a binding agreement to sell and assign all or a portion of its rights and obligations under this Agreement to such Person unless (1) Administrative Agent has consented in writing (not to be unreasonably withheld or delayed) and (2) unless an Event of Default has occurred, the Borrower has consented in writing in its sole and absolute discretion to such assignment, in which case such Person will not be considered a Disqualified Lender for the purpose of such assignment or participation. For the avoidance of doubt, with respect to any assignee that becomes a Disqualified Lender after the applicable Trade Date or any Person that the Borrower removes from the DQ List (including as a result of the delivery of a notice pursuant to, or the expiration of the notice period referred to in, the definition of “Disqualified Lender”), (x) any additional designation or removal permitted by the foregoing shall not apply retroactively to any prior or pending assignment or participation, as applicable, to any Lender or Participant and (y) any designation or removal after the Closing Date of a Person as a Disqualified Institution shall become effective three Business Days after such designation or removal. Any assignment or participation in violation of this Section 9(e)(vi)(A) shall not be void, but the other provisions of this Section 9(e)(vi) shall apply. The Borrower shall deliver notices of any designation or removal of a Disqualified Lender to the Administrative Agent.

(B)    If any assignment or participation is made to any Disqualified Lender without the Borrower’s prior written consent in violation of Section 9(e)(vi)(A) above, or if any Person becomes a Disqualified Lender after the applicable Trade Date, the Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Lender and the Administrative Agent, (A) in the case of outstanding Loans held by Disqualified Lender, purchase or prepay such Loans by paying the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such Loans or such participation in such Loans, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder or (B) require such Disqualified Lender to assign, without recourse (in accordance with and subject to the restrictions contained in this Section), all of its interest, rights and obligations under this Agreement to one or more Lenders at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Lender paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder.

(C)    Notwithstanding anything to the contrary contained in this Agreement, Disqualified Lenders (i) will not (x) have the right to receive information, reports or other materials provided to Lenders by Parent Guarantor, any Loan Party, Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of Administrative Agent or the Lenders and (ii) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Lender will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Lenders consented to such matter, and (y) for purposes of voting on any plan of reorganization or similar plan, each Disqualified Lender party hereto hereby agrees (1) not to vote on such plan, (2) if such Disqualified Lender does vote on such plan notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such plan in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws) and (3) not to contest any request by any party for a determination by the applicable bankruptcy court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).

(D)    Administrative Agent shall have the right, and the Borrower hereby expressly authorize Administrative Agent, to provide the DQ List to each Lender requesting the same.

(f)    Governing Law. This Agreement and the rights and obligations of the parties hereunder will in all respects be governed by, and construed in accordance with, the laws of the State of Texas (without regard to the conflict of laws principles of such state), including all matters of construction, validity and performance, except for any matters that are required by Applicable Law to be governed and construed in accordance with the laws of the jurisdiction where the Sand Facilities are located.

(g)    VENUE. THE PARTIES HERETO AGREE THAT ANY ACTION OR PROCEEDING ARISING UNDER OR RELATED TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS MAY BE COMMENCED IN ANY FEDERAL OR STATE

COURT SITTING IN THE EASTERN FEDERAL DISTRICT OF TEXAS, AND BORROWER IRREVOCABLY SUBMITS TO THE JURISDICTION OF EACH SUCH COURT AND AGREES NOT TO ASSERT, BY WAY OF MOTION, AS A DEFENSE OR OTHERWISE, IN ANY SUCH SUIT, ACTION OR PROCEEDING, ANY CLAIM THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURT, THAT THE SUIT, ACTION OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM, THAT THE VENUE OF SUCH SUIT, ACTION OR PROCEEDING IS IMPROPER, OR THAT THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR THE TRANSACTION CONTEMPLATED HEREBY MAY NOT BE ENFORCED IN OR BY SUCH COURT. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL LIMIT OR RESTRICT ADMINISTRATIVE AGENT’S OR ANY LENDER’S RIGHT TO COMMENCE ANY PROCEEDING IN THE FEDERAL OR STATE COURTS LOCATED IN THE STATE IN WHICH THE SAND FACILITIES OR ANY COLLATERAL IS LOCATED TO THE EXTENT ADMINISTRATIVE AGENT OR SUCH LENDER DEEMS SUCH PROCEEDING NECESSARY OR ADVISABLE TO EXERCISE REMEDIES AVAILABLE UNDER ANY LOAN DOCUMENT. THE PARTIES HERETO AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING WILL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

(h)    WAIVER OF JURY TRIAL. BORROWER, ADMINISTRATIVE AGENT AND EACH LENDER IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

(i)    No Waiver by Lenders; Cumulative. No failure or delay by Administrative Agent or any Lender in exercising any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, remedy, power or privilege, or any abandonment or discontinuance of steps to enforce such a right remedy, power or privilege, preclude any other or further exercise thereof or the exercise of any other right remedy, power or privilege. The rights, remedies, powers and privileges of Administrative Agent and Lenders hereunder and under the Loan Documents are cumulative and are not exclusive of any rights, remedies, powers or privileges that any such Person would otherwise have. A waiver by Administrative Agent or any Lender of a provision of this Agreement shall not prejudice or constitute a waiver of Administrative Agent’s or such Lender’s right otherwise to demand strict compliance with that provision or any other provision of this Agreement. No prior waiver by Administrative Agent or any Lender, nor any course of dealing between Administrative Agent or any Lender and Borrower, or between Administrative Agent or any Lender and any Grantor or any Guarantor, shall constitute a waiver of any of Administrative Agent’s or any Lender’s rights or of any of Borrower’s, any Grantor’s or any Guarantor’s obligations as to any future transactions. Whenever the consent of Administrative Agent or any Lender is required under this Agreement, the granting of such consent by Administrative Agent or such Lender in any instance shall not constitute continuing consent to subsequent instances where such consent is required and in all cases such consent may be granted or withheld in the sole discretion of Administrative Agent and the Lenders.

(j)    Notices. Except as otherwise provided herein, all notices, approvals, consents, correspondence or other communications required or desired to be given hereunder will be given in writing and will be delivered by overnight courier, hand delivery or certified or registered mail, postage prepaid to the addresses stated below. All such notices and correspondence will be effective when received:

If to Administrative Agent: 5601 Granite Parkway, Suite 1350, Plano, Texas 75024, attention: General Counsel; or such other address as will be designated by Administrative Agent to Borrower; and

If to any Loan Party: 5918 West Courtyard Drive, Suite 500, Austin, Texas 78730, attention: John Turner; or such other address as will be designated by Borrower to Administrative Agent

Borrower and Administrative Agent agree to keep the other informed at all times of Borrower’s and Administrative Agent’s, as applicable, current address. Unless otherwise provided or required by law, if there is more than one Loan Party, any notice given by Administrative Agent to Borrower is deemed to be notice given to all Loan Parties.

(k)    Severability. If a court of competent jurisdiction finds any provision of this Agreement to be illegal, invalid, or unenforceable as to any circumstance, that finding shall not make the offending provision illegal, invalid, or unenforceable as to any other circumstance. If feasible, the offending provision shall be considered modified so that it becomes legal, valid and enforceable. If the offending provision cannot be so modified, it shall be considered deleted from this Agreement. Unless otherwise required by law, the illegality, invalidity, or unenforceability of any provision of this Agreement shall not affect the legality, validity or enforceability of any other provision of this Agreement.

(l)    Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby. Without limiting the generality of the foregoing, all covenants and agreements by or on behalf of Borrower contained in this Agreement or any Loan Documents shall bind Borrower’s successors and permitted assigns and shall inure to the benefit of Administrative Agent, Lenders and their respective successors and assigns.

(m)    Survival of Representations and Warranties. Borrower understands and agrees that in making the Loan, each Lender is relying on all representations, warranties, and covenants made by Borrower in this Agreement or in any certificate or other instrument delivered by Borrower to Administrative Agent in connection with this Agreement or the Loan Documents. Borrower further agrees that regardless of any investigation made by Administrative Agent or any Lender, all such representations, warranties and covenants will survive (as of the date made) the extension of the Loans and delivery to Administrative Agent of the Loan Documents, shall be continuing in nature, shall be deemed made and then dated by Borrower at the time each subsequent Advance (if any) is made, and shall remain in full force and effect until such time as Borrower’s Indebtedness shall be paid in full, or until this Agreement shall be terminated in the manner provided above, whichever is the last to occur.

(n)    Time is of the Essence. Time is of the essence in the performance of this Agreement.

(o)    Indemnification. Borrower agrees to indemnify, hold harmless and defend Administrative Agent (and any sub-agent thereof), each Lender and their respective Affiliates (each, an “Indemnitee”) for, from and against all Liabilities that may be imposed on, incurred by or asserted against an Indemnitee in any matter relating to or arising out of: (i) any Loan Document or Obligation (or repayment thereof) or the use of proceeds of the Loans; (ii) Borrower’s operations at or relating to the Sand Facilities; (iii) the Collateral, including its design, construction, operation, alteration, maintenance, or use by Borrower or any other Person; (iv) any permitted disclosure of information of any Loan Party not in violation of Section 9(p); (v) any misrepresentation or inaccuracy in any representation or warranty in any Loan Document; (vi) any breach or failure by any Loan Party or the Parent Guarantor to pay or perform the Obligations; (vii) any action taken by Administrative Agent or any Lender pursuant to a request for an Advance or (viii) any other act, event or transaction related, contemplated in or attendant to any of the foregoing, including any actual or prospective investigation, litigation or other proceeding relating to any of the foregoing, whether or not such Indemnitee initiated such investigation, litigation or other proceeding or is a party thereto and without regard to legal theory, including pursuant to Applicable Law, common law, equity, contract, tort, or otherwise (collectively, the “Indemnified Matters”), IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE. Notwithstanding the foregoing, Borrower shall not have any liability hereunder to any Indemnitee with respect to any Indemnified Matter, to the extent such liability has resulted from the gross negligence or willful misconduct of such Indemnitee or any of its Affiliates, as determined by a court of competent jurisdiction in a final non-appealable judgment or order. This Section 9(o) shall not apply to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim. Borrower, Administrative Agent and each Lender agree that, to the extent permissible under applicable law, in no event will any Indemnitee or any Loan Party have any liability to the other for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date); provided that the foregoing shall not relieve Borrower of its obligation to indemnify an Indemnitee for any claims for special, punitive, indirect or consequential damages brought against such Indemnitee by a third party in connection with an Indemnified Matter. This Section 9(o) shall be subject to the Legal Expenses Limitation.

(p)    Confidentiality. Each party hereto agrees to treat information concerning the terms of this Agreement and the other Loan Documents confidentially including all information received or obtained hereunder, except to the extent that disclosure is required by Applicable Law. The foregoing constraint shall not include: (i) information that is now in the public domain or subsequently enters the public domain without fault on the part of the disclosing party; (ii) information currently known to the disclosing party from its own sources and not subject to confidentiality obligations; (iii) information that the disclosing party receives from a third party not under any obligation to keep such information confidential; (iv) disclosure made to Affiliates, agents, employees, officers, directors, auditors, lawyers or other professional advisors of the disclosing party (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential); (v) disclosure made in connection with the enforcement of any right or the fulfillment of any obligation pursuant hereto or pursuant to any other Loan Document; (vi) disclosure made to credit rating agencies, bank examiners or other regulatory officials; and (vii) disclosure made to any assignee, potential assignee, participant or potential participant of a Lender and any counsel or other professional advisors of the foregoing respecting the transactions contemplated by this Agreement so long as such recipient shall be informed of the confidential nature of such information and shall agree that by receiving such information such recipient is obligated to maintain the confidentiality of such information in accordance with the terms hereof.

(q)    Counterparts. This Agreement and the other Loan Documents may be executed in any number of counterparts (electronic delivery accepted) and by different parties in separate counterparts, each of which, when so executed, shall be deemed an original and all of which, taken together, shall constitute one integrated agreement. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart.

(r)    ABL/Term Intercreditor Agreement. For so long as the ABL/Term Intercreditor Agreement is in effect, this Agreement and the other Loan Documents are subject to the terms and conditions set forth in the ABL/Term Intercreditor Agreement in all respects and, in the event of any conflict between the terms of the ABL/Term Intercreditor Agreement and this Agreement, the terms of the ABL/Term Intercreditor Agreement shall govern. Upon the expiration or termination of the ABL/Term Intercreditor Agreement, all references to the ABL/Term Intercreditor Agreement in this Agreement shall be of no further force or effect.

10.    AGENCY PROVISIONS.

(a)    Appointment and Authority. Each of the Lenders hereby irrevocably appoints Stonebriar Commercial Finance LLC to act on its behalf as Administrative Agent hereunder and under the other Loan Documents and authorizes Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Section 10 are solely for the benefit of

Administrative Agent and the Lenders, and neither Borrower nor any other Loan Party shall have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties. Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders hereby irrevocably appoints and authorizes Administrative Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by Administrative Agent pursuant to Section 10(e) for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Instruments, or for exercising any rights and remedies thereunder at the direction of Administrative Agent, shall be entitled to the benefits of all provisions of this Section 10 and Section 9(o) as if set forth in full herein with respect thereto.

(b)    Rights as a Lender. The Person serving as Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as Administrative Agent hereunder in its individual capacity. Such Person and its branches and Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, any Loan Party or any Subsidiary or other Affiliate thereof as if such Person were not Administrative Agent hereunder and without any duty to account therefor to Lenders or to provide notice to or consent of Lenders with respect thereto.

(c)    Exculpatory Provisions.

(i).    Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, Administrative Agent:

(A)	shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing;

(B)

shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Administrative Agent to liability or that is contrary to any Loan Document or Applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law; and

(C)

shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity.

(ii).    Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of Lenders as shall be necessary, or as Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 8 and 9(b)), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to Administrative Agent in writing by Borrower or a Lender.

(iii).    Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Security Instruments or (v) the satisfaction of any condition set forth in Exhibit A or Exhibit E or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Administrative Agent.

(iv).    The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Lenders. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Lender or (ii) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Lender.

(d)    Reliance by Administrative Agent. Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, Administrative Agent may presume that such condition is satisfactory to such Lender unless Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. Administrative Agent may consult with legal counsel (who may be counsel for the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

(e)    Delegation of Duties. Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by Administrative Agent. Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section 10 shall apply to any such sub agent and to the Related Parties of Administrative Agent and any such sub-agent. Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

(f)    Non-Reliance on Administrative Agent and Other Lenders. Each Lender expressly acknowledges that Administrative Agent has not made any representation or warranty to it, and that no act by Administrative Agent hereafter taken, including any consent to, and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or any warranty by Administrative Agent to any Lender as to any matter, including whether Administrative Agent has disclosed material information in its (or its Related Parties’) possession. Each Lender represents to Administrative Agent that it has, independently and without reliance upon Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis of, appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and its Subsidiaries, and all applicable bank or other regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrower hereunder. Each Lender also acknowledges that it will, independently and without reliance upon Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisal and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower. Each Lender represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and (ii) it is engaged in making, acquiring or holding commercial loans in the ordinary course and is entering into this Agreement as a Lender for the purpose of making, acquiring or holding commercial loans set forth herein as may be applicable to such Lender, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender agrees not to assert a claim in contravention of the foregoing. Each Lender represents and warrants that it is sophisticated with respect to decisions to make, acquire or hold commercial loans, as may be applicable to such Lender, and either it, or the Person exercising discretion in making its decision to make, acquire or hold such commercial loans, is experienced in making, acquiring or holding such commercial loans.

(g)    Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(i).    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and Administrative Agent under Sections 6 and 9(c)) allowed in such judicial proceeding; and

(ii).    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due Administrative Agent under Sections 6 and 9(c).

(h)    Collateral and Guaranty Matters.

(i).    Each of the Lenders irrevocably authorize Administrative Agent, at Administrative Agent’s option and in Administrative Agent’s discretion and upon the Borrower’s request,

(A)

to release any Lien on any property granted to or held by Administrative Agent under any Loan Document (i) upon the payment in full of the Indebtedness (other than contingent indemnification obligations for which no claim has been made) and the termination of this Agreement, (ii) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted hereunder or under any other Loan Document, (iii) that is reasonably determined by the Administrative Agent to be of immaterial value with respect to the Collateral as a whole or (iv) if approved, authorized or ratified in writing by the Required Lenders in accordance with Section 9(b);

(B)

to subordinate any Lien on any property granted to or held by Administrative Agent under any Loan Document to the holder of any Lien on such property that is subject to a Lien permitted under clause (vi) of the definition of “Permitted Liens”; and

(C)	to release any Guarantor from its obligations under the Guaranty Agreement if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents.

(ii).    Administrative Agent and Lenders agree that upon the incurrence by the Loan Parties of an ABL Facility described in clause (b) of the definition thereof and execution of an Intercreditor Agreement described in clause (b) of the definition thereof, the Liens of the Administrative Agent on all ABL Collateral shall be automatically released without further action by any party.

(iii).    Upon request by Administrative Agent at any time, the Required Lenders will confirm in writing Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty Agreement pursuant to this Section 10(h). In each case as specified in this Section 10(h), Administrative Agent will, at Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Instruments or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guaranty Agreement, in each case in accordance with the terms of the Loan Documents and this Section 10(h).

(iv).    Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall Administrative Agent be responsible or liable to Lenders for any failure to monitor or maintain any portion of the Collateral.

(i)    Intercreditor Agreements. REFERENCE IS MADE TO EACH INTERCREDITOR AGREEMENT. EACH LENDER HEREUNDER AGREES THAT IT WILL BE BOUND BY AND WILL TAKE NO ACTIONS CONTRARY TO THE PROVISIONS OF ANY INTERCREDITOR AGREEMENT AND AUTHORIZES AND INSTRUCTS ADMINISTRATIVE AGENT TO ENTER INTO ANY INTERCREDITOR AGREEMENT IN THE CAPACITY OTHERWISE PERMITTED HEREUNDER AND ON BEHALF OF SUCH LENDER. THE PROVISIONS OF THIS SECTION 10(i) ARE NOT INTENDED TO SUMMARIZE ALL RELEVANT PROVISIONS OF ANY INTERCREDITOR AGREEMENT. REFERENCE MUST BE MADE TO SUCH INTERCREDITOR AGREEMENT TO UNDERSTAND ALL TERMS AND CONDITIONS THEREOF. EACH LENDER IS RESPONSIBLE FOR MAKING ITS OWN ANALYSIS AND REVIEW OF SUCH INTERCREDITOR AGREEMENT AND THE TERMS AND PROVISIONS THEREOF, AND NEITHER ADMINISTRATIVE AGENT NOR ANY OF ITS AFFILIATES MAKES ANY REPRESENTATION TO ANY LENDER OR AS TO THE SUFFICIENCY OR ADVISABILITY OF THE PROVISIONS CONTAINED IN ANY INTERCREDITOR AGREEMENT.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed or caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

BORROWER:

ATLAS SAND COMPANY, LLC

By:
Name:	John Turner
Title:	President and Chief Financial Officer

ADMINISTRATIVE AGENT:

STONEBRIAR COMMERCIAL FINANCE LLC

By:
Name:	Jeffrey L. Wilkison
Title:	Senior Vice President

INITIAL LENDER:

STONEBRIAR COMMERCIAL FINANCE LLC

By:
Name:	Jeffrey L. Wilkison
Title:	Senior Vice President

[Signature Page to Credit Agreement]

EXHIBIT A

DEFINITIONS

As used in the Agreement, the following terms shall have the following definitions:

“ABL Agent” means the administrative agent under the then extant ABL Facility. As of the Closing Date, the ABL Agent is Bank of America, N.A., together with its successors and assigns in its capacity as administrative agent under the ABL Credit Agreement.

“ABL Collateral” means (a) accounts receivable, as extracted sand inventory, credit card receivables, deposit accounts (other than Term Cash Collateral Accounts) and cash (other than identifiable cash proceeds of Collateral) and the proceeds of the foregoing and (b) other customary collateral for an inventory and receivables-based, asset-based revolving credit facility, in the case of this clause (b), as reasonably approved by the Administrative Agent.

“ABL Credit Agreement” means that certain Loan, Security and Guaranty Agreement, dated as of February 22, 2023, among the Borrower, each of the lenders and letter of credit issuers from time to time party thereto, and the ABL Agent, as administrative agent and collateral agent, as such agreement may be amended, modified, supplemented or restated from time to time.

“ABL Facility” means (a) at any time prior to the Discharge of ABL Obligations, a revolving credit facility which (i) does not have any obligors that are not Loan Parties and (ii) is at all times subject to an Intercreditor Agreement and (b) at any time after the Discharge of ABL Obligations, a revolving credit facility which (i) does not have any obligors that are not Loan Parties, (ii) is not secured by Collateral but is secured solely by ABL Collateral and (iii) is at all times subject to an Intercreditor Agreement.

“ABL Obligations” means all Debt and other obligations incurred under the ABL Loan Documents.

“ABL Loan Documents” means (a) the “Loan Documents” as defined in the ABL Credit Agreement and (b) any other documents, instruments or agreements entered into by a Loan Party in connection with an ABL Facility.

“ABL/Term Intercreditor Agreement” means that certain Second Amended and Restated ABL/Term Intercreditor Agreement dated as of February 22, 2023 and initially entered into among the Borrower, the other Grantors (as defined therein) party thereto, Administrative Agent, ABL Agent, and each additional Representative (as defined therein) that from time to time becomes a party thereto, as amended, amended and restated, supplemented, renewed or otherwise modified from time to time.

“Administrative Agent” means Stonebriar, in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Advance” means a disbursement of a Loan made to Borrower or on Borrower’s behalf under the terms and conditions of this Agreement.

“Affiliate” means, with respect to a Person, each officer, director, manager, general partner, or joint-venturer of such Person and any other Person that directly or indirectly Controls, is Controlled by, or is under common Control with, such Person.

“Agreement” means this Credit Agreement, as the same may be amended or modified from time to time, together with all exhibits and schedules attached hereto.

“Anti-Money Laundering Laws” has the meaning given to such term in Section 4(i).

“Applicable Law” means, as to a Person, any law (statutory or common), ordinance, rule, regulation, order, policy, code, other legal requirement, directive or determination of any arbitrator or Governmental Authority, in each case applicable to or binding on such Person or any of its assets or to which such Person or any of its assets is subject.

“Applicable Reporting Entity” means the public Parent Entity of the Borrower; provided that the calculations of consolidated net income, Consolidated Net Tangible Assets, the Leverage Ratio, Net Indebtedness, Consolidated Interest Expense, EBITDA, and any component of the foregoing shall only include amounts attributable to the Applicable Reporting Entity and its consolidated subsidiaries. For the avoidance of doubt, it is understood and agreed that in the event Atlas Energy Solutions Inc. becomes a subsidiary of a publicly traded company, such publicly traded company shall immediately become the Applicable Reporting Entity for all purposes of this Agreement.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9(e)), and accepted by the Administrative Agent, in substantially the form of Exhibit F or any other form approved by the Administrative Agent.

“Availability Period” means the period from and including the Closing Date to the Maturity Date.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America or any successor Governmental Authority.

Exhibit A - 1

“Bona Fide Debt Fund” means any bona fide debt fund, investment vehicle, regulated bank entity or non-regulated lending entity (i) that is primarily engaged in making, purchasing, holding or otherwise investing in commercial loans or bonds and/or similar extensions of credit in the ordinary course of business, (ii) that has in place customary information barriers between it and (A) any applicable Person referred to in clauses (a) through (c) of the definition of Disqualified Lenders and (B) any Affiliate of such Person that is not primarily engaged in the investing activities described above, (iii) whose managers have fiduciary duties to the investors of such fund independent of and in addition to their duties to such fund and any Affiliate of such fund, and (iv) such Person and investment vehicles managed or advised by such Person that are not engaged primarily in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course do not, either directly or indirectly, make investment decisions for such Person.

“Borrower” has the meaning ascribed to such term in the first paragraph of this Agreement.

“Brigham Family” means, collectively: (i) the lineal descendants by blood or adoption of Bud Brigham (“descendants”), and the spouses and surviving spouses of such descendants, (ii) any estate, trust, guardianship, custodian or other fiduciary arrangement for the primary benefit of any one or more individuals described in clause (i) of this definition, and (iii) any corporation, partnership, limited liability company or other business organization so long as (A) one or more individuals or entities described in clause (i) or (ii) of this definition possess, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation, partnership, limited liability company or other business organization, and (B) substantially all of the ownership, beneficial or other equity interests in such corporation, partnership, limited liability company or other business organization are owned, directly or indirectly, by one or more individuals or entities described in clause (i) or clause (ii) of this definition.

“Business Day” means any day of the year that is not a Saturday, Sunday or a day on which banks are required or authorized to close in Austin, Texas, Plano, Texas or Kansas City, Missouri.

“Capital Leases” means, in respect of any Person, all leases which shall have been, or should have been, in accordance with GAAP, recorded as capital leases on the balance sheet of the Person liable for the payment of rent thereunder.

“Cash” means money, currency or a credit balance in any demand or deposit account; provided, however, for purposes of calculating compliance with any requirements set forth herein, “Cash” shall exclude any amounts that would not be considered “cash” under GAAP or “cash” as recorded on the books of the Applicable Reporting Entity and its consolidated subsidiaries.

“Cash Collateral Accounts” means any deposit account designated by the Borrower as a “Cash Collateral Account” by written notice to Administrative Agent, in each case maintained for the exclusive purpose of securing Debt in respect of letters of credit permitted under this Agreement.

“Cash Equivalents” means Investments described in clauses (iii), (iv), (v) and (vi) of the definition of Permitted Investments.

“Casualty Event” means any loss, casualty or other insured damage to, or any nationalization, taking under power of eminent domain or by condemnation or similar proceeding of, any Property of the Borrower or of any other Loan Party having a fair market value in excess of $50,000,000.

“Change of Control” means the acquisition by any person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended) that does not include Bud Brigham or the Brigham Family, beneficially or of record, of direct or indirect ownership (as defined in SEC Rules 13(d)-3 and 13(d)-5 under the Securities Exchange Act of 1934, as amended) of 50% or more of the economic and/or voting interest in the equity interests in Borrower or any other Loan Party.

“Closing Date” means the date of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute.

“Collateral” means all property and assets granted as collateral security for the Indebtedness pursuant to the Security Instruments, whether real or personal property, whether granted now or in the future, and whether granted in the form of a security interest, mortgage, collateral mortgage, deed of trust, assignment, pledge, or any other security or lien interest whatsoever. It is understood and agreed that “Collateral” shall not include any ABL Collateral from and after the incurrence by the Loan Parties of an ABL Facility described in clause (b) of the definition thereof.

“Commitment” means the Initial Lender’s Initial Term Loan Commitment and the Initial Lender’s Delayed Draw Term Loan Commitment.

“Competitor” means any Person that is an operating company engaged in substantially similar business operations as any of the Loan Parties.

“Consolidated Interest Expense” means, for any period of determination, total interest expense of the Applicable Reporting Entity and its consolidated subsidiaries on a consolidated basis with respect to all of the outstanding Debt of the Applicable Reporting Entity and its consolidated subsidiaries (including, to the extent included in interest expense under GAAP: (i) interest paid-in-kind, (ii) amortization of financing fees, (iii) the amortization of original issue discount resulting from the issuance of Debt at less than par, (iv) the interest component of obligations under Capital Leases, and (v) other non-cash interest expense) net of cash interest income.

Exhibit A - 2

“Consolidated Net Tangible Assets” means, at any date of determination, the total amount of consolidated assets of Applicable Reporting Entity and its consolidated subsidiaries on a consolidated basis (including the Sand Reserves Value of the Loan Parties’ Sand Reserves) after deducting, without duplication, therefrom: (a) all current liabilities (excluding (i) any current liabilities that by their terms are extendable or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed and (ii) current maturities of long-term debt) and (b) the value (net of any applicable reserves) of all goodwill, trade names, trademarks, patents and other like intangible assets, all as set forth, or on a pro forma basis would be set forth, on the consolidated balance sheet of Applicable Reporting Entity and its subsidiaries on a consolidated basis for the most recently completed fiscal quarter, prepared in accordance with GAAP.

“Contested Tax” means taxes that are being contested in good faith by Borrower by appropriate proceedings promptly instituted and diligently conducted and (i) for which an adequate reserve is being maintained by Borrower in accordance with GAAP or (ii) so long as Borrower has a reasonable expectation of succeeding in such contest and there is no material risk of any Collateral (other than Collateral that, individually or in the aggregate, (i) has a fair market value of less than $5,000,000 and (ii) is not of material importance to the normal operation of the Sand Facilities and the business operations of the Loan Parties) being seized or forfeited in connection with such contest.

“Control” means the sole power, directly or indirectly, to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agreement” has the meaning given such term in the Security Agreement.

“Controlled Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, is Controlled by such specified Person.

“Credit Card Agreement” means all agreements entered into by the Borrower or for the benefit of the Borrower, in each case with any Credit Card Issuer or any Credit Card Processor, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

“Credit Card Issuer” means any Person (other than any Loan Party) who issues or whose members issue credit cards, including, without limitation, MasterCard or VISA bank credit or debit cards or other bank credit or debit cards issued through MasterCard International, Inc., Visa, U.S.A., Inc. or Visa International and American Express, Discover, Japan Credit Bureau (a/k/a JCB Co.), Diners Club, Carte Blanche and other non-bank credit or debit cards, including, without limitation, credit or debit cards issued by or through American Express Travel Related Services Company, Inc., and Novus Services, Inc.

“Credit Card Processor” means any servicing or processing agent or any factor or financial intermediary (other than Borrower and its Subsidiaries) who facilitates, services, processes or manages the credit authorization, billing transfer and/or payment procedures with respect to any Borrower’s sales transactions involving credit card or debit card purchases by customers using credit cards or debit cards issued by any Credit Card Issuer.

“Credit Card Receivables Account” means one or more deposit accounts established in connection with a Credit Card Agreement.

“Cure Deadline” has the meaning assigned such term in Section 5(c)(c)(i).

“Cure Period” has the meaning assigned such term in Section 5(c)(c)(i).

“Debt” means, for any Person, the sum of the following (without duplication): (a) all obligations of such Person for borrowed money or evidenced by bonds, bankers’ acceptances, debentures, notes or other similar instruments; (b) all obligations of such Person (whether contingent or otherwise) in respect of letters of credit, surety or other bonds and similar instruments; (c) all accrued expenses, liabilities or other obligations of such Person to pay the deferred purchase price of Property or services; (d) all obligations of such Person under Capital Leases; (e) all Debt (as defined in the other clauses of this definition) of others secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) a Lien on any Property of such Person, whether or not such Debt is assumed by such Person; (f) all Debt (as defined in the other clauses of this definition) of others guaranteed by such Person or in respect of which such Person otherwise assures a creditor against loss of such Debt (howsoever such assurance shall be made, including by means of obligations to pay for goods or services even if such goods or services are not actually taken, received or utilized) to the extent of the lesser of the amount of such Debt and the maximum stated amount of such guarantee or assurance against loss; (g) any Debt (as defined in the other clauses of this definition) of a partnership for which such Person is liable either by agreement or by operation of Applicable Law but only to the extent of such liability; and (h) obligations of such Person with respect to Disqualified Capital Stock; provided, however, that “Debt” does not include (i) obligations with respect to surety or performance bonds and similar instruments entered into in the ordinary course of business in connection with the operation of the Sand Facilities or with respect to appeal or utility bonds, (ii) accounts payable and accrued expenses, liabilities or other obligations to pay the deferred purchase price of Property or services, from time to time incurred in the ordinary course of business which are not greater than 90 days past the date of invoice or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP, or (iii) endorsements of negotiable instruments for collection. The Debt of any Person shall include all obligations of such Person of the character described above to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is not included as a liability of such Person under GAAP.

Exhibit A - 3

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or circumstance that, with the passing of time or the giving of notice, or both, would (if not cured or otherwise remedied during such time) become an Event of Default.

“Default Rate” has the meaning given to such term in Section 8.

“Delayed Draw Funding Date” means each date, which shall be a Business Day, on which a Delayed Draw Term Loan is funded hereunder, which shall in no event be after the expiration of the Availability Period.

“Delayed Draw Term Loan” has the meaning assigned such term in Section 3(a)(ii).

“Delayed Draw Term Loan Commitment” means the Initial Lender’s obligation to make Delayed Draw Term Loans to Borrower hereunder in the amount not to exceed the Maximum Delayed Draw Term Loan Principal Amount, as the same may be decreased by the aggregate principal amount of Delayed Draw Term Loans funded by the Initial Lender.

“Delayed Draw Term Loan Note” means a promissory note executed by Borrower in connection with this Agreement in favor of the Initial Lender, in substantially the form of Exhibit G, as the same may be amended, supplemented, replaced or otherwise modified from time to time.

“Discharge of ABL Obligations” has the meaning assigned to such term in the ABL/Term Intercreditor Agreement in effect on the Closing Date (without giving effect to any amendments, restatements, supplements or modifications thereto).

“Disqualified Capital Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event, (i) matures or is mandatorily redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or (ii) is convertible or exchangeable for Debt or redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock) at the option of the holder thereof, in whole or in part, in each case of clauses (i) and (ii), on or prior to the date that is 91 days after the earlier of (A) the Maturity Date and (B) the date on which all Indebtedness is indefeasibly satisfied in full.

“Disqualified Lenders” means (a) those certain banks, financial institutions and other investors designated in writing by the Borrower to Administrative Agent on or prior to the Closing Date as (i) a Disqualified Lender or (ii) a Competitor, (b) any Person clearly identifiable solely on the basis of such Person’s name, as an Affiliate of any Person referred to in clause (a)(i) or (a)(ii) above and (c)(i) any Person that is added as a Competitor and (ii) any Person that is clearly identifiable solely on the basis of such Person’s name, as an Affiliate of any Person referred to in clause (c)(i), pursuant to a written supplement to the list of Competitors that are Disqualified Lenders, that is delivered by the Borrower after the date hereof to Administrative Agent, which supplement shall become effective one (1) Business Day after the date that such written supplement is delivered to Administrative Agent, but which shall not apply retroactively to disqualify any Persons that have previously acquired an assignment or participation interest in the Loans as permitted herein prior to the date that is one (1) Business Day after delivery of the applicable supplement; provided that “Disqualified Lenders” shall exclude (x) any Person that the Borrower has designated as no longer being a “Disqualified Lender” by written notice delivered to the Administrative Agent from time to time and (y) any other Person (other than a Competitor) at all times after an Event of Default occurred and continued without cure for more than seven (7) Business Days after Administrative Agent’s written notice thereof to Borrower. In no event shall a Bona Fide Debt Fund be a Disqualified Lender unless such Bona Fide Debt Fund is identified under clause (a)(i) above (or an affiliate thereof pursuant to clause (b) above).

“EBITDA” means, for any period of determination, with respect to the Applicable Reporting Entity and its consolidated subsidiaries, net income for such period, plus the sum of the following items for the same period, all determined on a consolidated basis, without duplication and (except in the case of clause (h) below) to the extent deducted in calculating net income for such period: (a) Consolidated Interest Expense for such period, (b) the sum of federal, state, local and foreign income Taxes and any franchise Taxes, margin Taxes and foreign withholding Taxes accrued or paid during such period (including, without duplication, Permitted Tax Distributions) and any penalties and interest related to such Taxes or arising from any Tax examination, (c) the amount of depreciation, depletion, exploration and amortization expense for such period, (d) any extraordinary, unusual or non-recurring items, (e) transaction costs, expenses and charges, including legal, professional and advisory fees and expenses, (i) with respect to the Transactions incurred prior to or within 90 days of the Closing Date and (ii) incurred in connection with any Investment, acquisition, merger, asset disposition, equity issuance, issuance or modification of any Debt (including any amendment, waiver or modification of the Loan Documents) or similar transactions after the Closing Date, in each case that are permitted hereunder and whether or not such transactions are ultimately consummated, (f) stock-based compensation expense and any other non-cash items, including any non-cash losses or negative adjustments under ASC 815 as a result of changes in the fair market value of derivatives or otherwise resulting from fair value accounting required under GAAP (excluding any such non-cash item to the extent that it represents an accrual or reserve for potential cash items in any future period or amortization of a prepaid cash item

Exhibit A - 4

that was paid in a prior period), (g) other non-recurring costs and expenses approved by Administrative Agent in its reasonable discretion, and (h) the amount of pro forma “run rate” cost savings, operating expense reductions and synergies related to mergers and other business combinations, acquisitions, Investments, dispositions, divestitures, restructurings, operating improvements, cost savings initiatives and other similar initiatives (including the modification and renegotiation of contracts and other arrangements) that are projected by the Borrower in good faith to result from actions that have been taken, are committed to be taken or with respect to which substantial steps have been taken (including prior to the Closing Date), in each case (i) net of the amount of actual benefits realized during such period from such actions, (ii) calculated on a pro forma basis as though such cost savings, operating expense reductions and synergies had been realized on the first day of such period for which EBITDA is being determined and as if such cost savings, operating expense reductions and synergies were realized on the first day of the applicable period for the entirety of such period and (iii) the pro forma “run rate” being the full benefit associated with any action taken, committed to be taken or with respect to which substantial steps have been taken calculated on a pro forma basis as though such cost savings, operating expense reductions and synergies had been fully realized on the first day of the applicable period for the entirety of such period; provided that (A) the Borrower reasonably expects to realize such savings, operating expense reductions and/or synergies within 18 months after the consummation of such transaction or the taking of the applicable actions, (B) such cost savings, operating expense reductions and/or synergies are factually supportable and reasonably identified in writing to Administrative Agent and (C) no cost savings, operating expense reductions and/or synergies shall be added pursuant to this clause (h) to the extent duplicative of any expenses or charges otherwise added to EBITDA, whether through a pro forma adjustment or otherwise, for such period; provided further that the aggregate amount added back under this clause (h) shall not exceed 10% of EBITDA, minus (without duplication) (i) any extraordinary, unusual or non-recurring items increasing consolidated net income for such period, and (ii) any non-cash items increasing consolidated net income for such period (excluding any such non-cash item to the extent it represents the reversal of an accrual or reserve for potential cash item in any prior period). For the purposes of calculating EBITDA for any period, if at any time during such period, the Applicable Reporting Entity or its consolidated subsidiaries shall have made any Material Acquisition or Material Disposition, then EBITDA for such period shall be calculated after giving pro forma effect thereto (including pro forma adjustments arising out of events which are directly attributable to such Material Acquisition or Material Disposition, are factually supportable, and are expected to have a continuing impact, in each case to be determined by the Borrower in good faith and reasonably acceptable to Administrative Agent) or in such other manner acceptable to the Borrower and Administrative Agent as if any such Material Acquisition, Material Disposition or adjustment occurred on the first day of such period.

“Environmental Laws” means any and all state, federal and local statutes, regulations and ordinances relating to the protection of human health or the environment, including without limitation the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. Section 9601, et seq. (“CERCLA”), the Superfund Amendments and Reauthorization Act of 1986, Pub. L. No. 99-499 (“SARA”), the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., or other applicable state or federal laws, rules, or regulations adopted pursuant thereto.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such Equity Interest.

“Event of Default” means the occurrence of any condition or event set forth in Section 7.

“Excepted Liens” means: (a) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a creditor depository institution; provided that no such deposit account is a dedicated cash collateral account or is subject to restrictions against access by the depositor in excess of those set forth by regulations promulgated by the Board and no such deposit account is intended by the Borrower or any of the other Loan Parties to provide collateral to the depository institution; (b) Liens in favor of the depository bank arising under documentation governing deposit accounts or in any Control Agreement (as defined in the Security Agreement) or Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the UCC, which Liens secure the payment of returned items, settlement item amounts, bank fees, or similar items or fees; (c) Immaterial Title Deficiencies and easements, restrictions, servitudes, permits, conditions, covenants, exceptions, reservations, zoning and land use requirements in any Property of the Borrower or any of the other Loan Parties for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines and other means of ingress and egress for the removal of gas, oil, coal, other minerals or sand or timber, and other like and/or usual and customary purposes, or for the joint or common use of real estate, rights of way, facilities and equipment, and leases or subleases of real property and any interest or title of a lessee or sublessee under any such lease or sublease, in each case, that do not secure any Debt for borrowed money and which in the aggregate do not materially impair the use of such Property for the purposes of which such Property is held by the Borrower or any of the other Loan Parties or materially impair the value of such Property subject thereto; (d) Liens on cash or securities pledged to secure (either directly, or indirectly by securing letters of credit that in turn secure) performance of tenders, surety and appeal bonds, government contracts, performance and return of money bonds, bids, trade contracts, leases, statutory obligations, regulatory obligations and other obligations of a like nature incurred in the ordinary course of business; (e) title and ownership interests of lessors (including sub-lessors) of Property leased by such lessors to any Loan Party, Liens and encumbrances encumbering such lessors’ titles and interests in such Property and to which the applicable Loan Party’s leasehold interests may be subject or subordinate, in each case whether or not evidenced by UCC financing

Exhibit A - 5

statement filings or other documents of record, provided that such Liens do not secure Debt for borrowed money of any Loan Party and do not encumber Property of any Loan Party other than the Property that is the subject of such leases and items located thereon; provided, further, that any such Lien referred to in this clause does not materially impair the use of the Property covered by such Lien for the purposes for which such Property is held by the applicable Loan Party or materially impair the value of such Property subject thereto; (f) judgment and attachment Liens not giving rise to an Event of Default; provided that any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired and no action to enforce such Lien has been commenced; (g) (i) a Lien on any Property acquired by a Loan Party after the Closing Date that existed on such Property prior to the acquisition thereof or (ii) a Lien existing on any Property of any Person that becomes a Loan Party after the date hereof prior to the time such Person becomes a Loan Party; provided that, in each case, (A) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Loan Party, as applicable, (B) such Lien shall not apply to any other Property of such Loan Party and (C) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Loan Party, as applicable, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof; (h) licenses of intellectual property rights granted in the ordinary course of business, which in the aggregate do not materially impair the use of any Property owned by the Borrower or any of the other Loan Parties for the purposes of which such Property is held by the Borrower or any of the other Loan Parties; and (i) purported Liens evidenced by the filing of UCC financing statements as a precautionary measure in connection with leases of personal property; provided, that (x) Liens described in clause (a) shall remain “Excepted Liens” only for so long as no action to enforce such Lien has been commenced and no intention to subordinate the Lien granted in favor of Administrative Agent is to be hereby implied or expressed by the permitted existence of such Excepted Liens and (y) the term “Excepted Liens” shall not include any Lien securing Debt for borrowed money other than the Indebtedness.

“Excluded Account” has the meaning given such term in the Security Agreement.

“Existing Credit Agreement” means that certain Credit Agreement dated as of October 20, 2021, by and between Borrower and Stonebriar, as amended or otherwise modified prior to the date hereof.

“Existing Debt” means Debt of a Loan Party existing on the date hereof and disclosed by Borrower on Schedule 1 hereto.

“Existing Title Policies” means the title policies covering the Sand Facilities issued pursuant to the Existing Credit Agreement.

“Fountainhead MLA Documents” means, collectively, (a) that certain Master Lease Agreement dated as of May 16, 2022, between Fountainhead Logistics, LLC, as lessee, and Stonebriar, as lessor, (b) that certain Interim Funding Agreement dated as of May 16, 2022, between Fountainhead Logistics, LLC and Stonebriar and (c) each schedule executed in connection with the foregoing.

“GAAP” means generally accepted accounting principles, consistently applied.

“Good Faith Deposit” means the $1,000,000 deposit provided by Borrower to Stonebriar on July 14, 2023.

“Governmental Authority” means any federal, state, municipal, national, supranational or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity, officer or examiner exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with the United States of America, any state thereof or the District of Columbia or a foreign entity or government.

“Governmental Requirement” means any law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, rules of common law, authorization or other directive or requirement, whether now or hereinafter in effect, of any Governmental Authority.

“Grantor” means each and all Persons granting a Lien in any Collateral to secure the Loan.

“Guarantor” means any guarantor, surety, or accommodation party of the Loan or any portion thereof.

“Guaranty Agreement” means that certain Guaranty Agreement, dated as of even date herewith, executed by the Guarantors (other than the Parent Guarantor) in favor of Administrative Agent, for the benefit of the Lenders, pursuant to which the Guarantors unconditionally guaranty, on a joint and several basis, payment of the Indebtedness and performance of all other Obligations, as such agreement may be amended, modified, supplemented, restated or replaced from time to time.

“Hazardous Substances” means any chemical, material, waste or substance that is prohibited, limited or regulated in any manner by any Governmental Authority or that, because of its quantity, concentration or physical, chemical or infectious characteristics, may cause or pose a present or potential hazard to human health or the environment when improperly used, treated, stored, disposed of, generated, manufactured, transported or otherwise handled. The words “Hazardous Substances” are used in their very broadest sense and include without limitation any and all hazardous or toxic substances, materials or waste as defined by or listed under the Environmental Laws. The term “Hazardous Substances” also includes, without limitation, petroleum and petroleum by-products or any fraction thereof and asbestos.

“Improvements” means the buildings and other improvements located or erected on the Sand Facilities, including any and all items of property attached or affixed to such buildings or other improvements (or any portion thereof).

Exhibit A - 6

“Indebtedness” means the indebtedness created or evidenced by this Agreement, the Notes or any other Loan Document, including all principal and interest together with all other indebtedness and costs and expenses for which Borrower is responsible under this Agreement or under any of the Loan Documents.

“Initial Lender” means Stonebriar and its successors that have acquired all or substantially all of the assets of Stonebriar.

“Initial Term Loan” has the meaning assigned such term in Section 3(a)(i).

“Initial Term Loan Commitment” means the Initial Lender’s obligation to make an Initial Term Loan to Borrower on the Closing Date in the amount equal to the Maximum Initial Term Loan Principal Amount.

“Initial Term Loan Note” means a promissory note executed by Borrower in connection with this Agreement in favor of the Initial Lender, as the same may be amended, supplemented, replaced or otherwise modified from time to time.

“Intercreditor Agreement” means (a) the ABL/Term Intercreditor Agreement and (b) any other intercreditor agreement in effect from time to time between Administrative Agent and the ABL Agent (i) which is on terms and conditions reasonably satisfactory to Administrative Agent (acting at the direction of the Required Lenders) and (ii) which such ABL Agent, on behalf of the lenders party to any ABL Facility, disclaims all interests whatsoever in the Collateral.

“Investment Returns” means, with respect to any Investment, any return on such Investment received by a Loan Party in cash in the form of dividends, interest, distributions, returns of principal, and/or proceeds of the sale thereof.

“Investments” means, for any Person: (a) the acquisition (whether for cash, Property, services or securities or otherwise) of Equity Interests in any other Person or any agreement to make any such acquisition (including, e.g., any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such short sale); (b) the making of any deposit with, or advance, loan or capital contribution to, assumption of Debt of, purchase or other acquisition of any other Debt or equity participation interest in, or other extension of credit to, any other Person (including the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person, but excluding (i) any such advance, loan or extension of credit having a term not exceeding ninety (90) days representing the purchase price of inventory or supplies sold by such Person in the ordinary course of business) and (ii) unsecured intercompany loans, advances, or Debt in each case solely among Borrower and its subsidiaries and made in the ordinary course of business; (c) the purchase or acquisition (in one or a series of transactions) of the Property of another Person that constitutes a business unit; or (d) the entering into of any guarantee of, or other surety obligation (including the deposit of any Equity Interests to be sold) with respect to, Debt of any other Person. The amount of any Investment shall be the original cost or amount of such Investment plus the cost or amount of all additions thereto, without any adjustment for increases or decreases in value, or write-ups, write-downs, or writeoffs with respect to such Investment, minus any actual returns received in cash or Cash Equivalents on such Investment.

“Kermit Facility” means the sand mine located in or around Kermit, Texas as described within NSR Permit #149761.

“Legal Expenses Limitation” means (a) with respect to any obligation in any Loan Document of a Loan Party to pay or reimburse any legal fees or expenses of Administrative Agent, that such obligation shall be limited to the documented out-of-pocket fees and expenses of one primary counsel, one local counsel for each relevant jurisdiction as may be necessary in the reasonable judgment of Administrative Agent, and one specialty counsel acting in each reasonably necessary specialty area as determined in the reasonable judgment of Administrative Agent and (b) with respect to any obligation in any Loan Document of a Loan Party to pay or reimburse any legal fees or expenses of the Lenders or any other Indemnitee (other than Administrative Agent acting in its capacity as such), that such obligation shall be limited to the documented out-of-pocket fees and expenses of one primary counsel (plus one additional counsel in each relevant jurisdiction due to an actual or perceived conflict of interest for each group of similarly affected parties) and one local counsel for each relevant jurisdiction (plus one additional counsel in each relevant jurisdiction due to an actual or perceived conflict of interest for each group of similarly affected parties) for all such Persons taken as a whole.

“Lender” means the Initial Lender and each of the Persons that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Leverage Ratio” means, as of any date of determination, the ratio of (i) the outstanding Net Indebtedness to (ii) the EBITDA for the four (4) fiscal quarter period most recently ended, in each case calculated based on the Financial Statements most recently delivered pursuant to Section 5(d)(i) or 5(d)(ii), as applicable.

“Liabilities” means any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.

“Lien” means any and all types of collateral security, present and future, whether in the form of a lien, charge, encumbrance, mortgage, deed of trust, security deed, assignment, pledge, crop pledge, chattel mortgage, collateral chattel mortgage, chattel trust, factor’s lien, equipment trust, conditional sale, trust receipt, lien or title retention contract, lease or consignment intended as a security device, or any other security or lien interest whatsoever whether created by law, contract, or otherwise and shall include, for the avoidance of doubt, any easement, restriction, servitude, permit, condition, covenant, exception or reservation where the effect is to secure an obligation owed to, or a claim by, a Person other than the owner of the Property.

“Liquidity” means at any time of determination, the sum of (i) the aggregate amount of Cash and Cash Equivalents held by the Applicable Reporting Entity and its consolidated subsidiaries at such time (excluding the proceeds of any Specified Equity

Exhibit A - 7

Contribution for a period of ninety (90) days after the receipt thereof) plus (ii) the undrawn amounts of the Delayed Draw Term Loan Commitment at such time plus (iii) to the extent that Borrower is a party to an ABL Facility permitted by Section 5(o) at such time, the aggregate amount available to be borrowed (subject to any borrowing base or similar limitations at such time) by Borrower on the undrawn commitments under such ABL Facility during such month in an maximum amount not to exceed $25,000,000.

“Loan” means an Initial Term Loan and/or a Delayed Draw Term Loan, as the context may require.

“Loan Documents” means this Agreement, the Notes, the Security Instruments, the Parent Guaranty Agreement, together with all environmental indemnity agreements, guaranties, security agreements, pledge agreements, mortgages, deeds of trust, security deeds, collateral mortgages, subordination agreements, collateral assignments, and all other instruments, agreements and documents, whether now or hereafter existing, executed in connection with this Agreement.

“Loan Party” means Borrower and each Guarantor (other than the Parent Guarantor).

“Major Material Contract” means (i) any contract or agreement (other than any Loan Document) entered into in respect of a Sand Facility the breach, nonperformance, cancellation, or failure to renew could reasonably be expected to result in a material adverse effect with respect to such Sand Facility and (ii) any other contract or agreement the breach, nonperformance, cancellation, or failure to renew could reasonably be expected to result in a Material Adverse Effect; provided, however, that no such agreement that is permitted to be terminated by any party thereto (absent any breach by any party thereto) within 180 days of such date shall constitute a Major Material Contract during such 180-day period.

“Material Acquisition” means any acquisition of Property or series of related acquisitions of Property (including by way of merger or consolidation) that involves the payment of consideration by one or more of the Loan Parties in excess of $25,000,000.

“Material Adverse Effect” means a material adverse change in, or material adverse effect on (i) the business, operations, property or financial condition of Borrower and the other Loan Parties taken as a whole, (ii) the ability of (A) Borrower to perform its payment obligations under any Loan Document or (B) the Loan Parties, taken as a whole, to perform any of their obligations under any Loan Document, (iii) the validity or enforceability of any Loan Document or (iv) the rights and remedies of or benefits available to Lenders, taken as a whole, under this Agreement, the Notes or the Security Instruments.

“Material Disposition” means any assignment, sale or other transfer of Property or series of related assignments, sales or other transfers of Property that yields gross proceeds to one or more of the Loan Parties in excess of $25,000,000.

“Material Other Indebtedness” means Debt (other than the Indebtedness, but including obligations in respect of one or more Swap Agreements) of one or more Loan Parties in an aggregate principal amount exceeding $25,000,000. For purposes of determining Material Other Indebtedness, the “principal amount” of the obligations of the Loan Party in respect of any Swap Agreement at any time shall be the Swap Termination Value of such Swap Agreement.

“Maturity Date” means the first to occur of (i) July 31, 2030 and (ii) the date, if any, on which the maturity of the Loans shall have been accelerated pursuant to Section 8 hereof.

“Maximum Delayed Draw Term Loan Principal Amount” has the meaning ascribed to such term in the second paragraph of this Agreement.

“Maximum Initial Term Loan Principal Amount” has the meaning ascribed to such term in the second paragraph of this Agreement.

“Maximum Principal Amount” means the sum of the Maximum Initial Term Loan Principal Amount plus the Maximum Delayed Draw Term Loan Principal Amount.

“Monahans Facility” means the sand mine located in or around Monahans, Texas as described within PBR Permit #148572.

“Mortgage” means each of the mortgages and deeds of trust executed by any Loan Party for the benefit of Administrative Agent covering the Mortgaged Property to secure the Loans as the same may be amended, modified, supplemented, restated or replaced from time to time.

“Mortgaged Property” means any Property owned or leased by any Loan Party that is subject to the Liens existing and to exist under the terms of any Mortgage.

“Net Indebtedness” means, as of any date of determination, an amount equal to (i) the total outstanding principal amount of Indebtedness of the Applicable Reporting Entity and its consolidated subsidiaries, minus (ii) the aggregate amount of Cash and Cash Equivalents of Applicable Reporting Entity and its consolidated subsidiaries.

“Note” means an Initial Term Loan Note or a Delayed Draw Term Loan Note, as the context may require.

“Obligations” means the Indebtedness and all other amounts, obligations, liabilities, covenants and duties of every type and description owing by Borrower, any other Loan Party or the Parent Guarantor to Administrative Agent and Lenders arising out of, under, or in connection with any Loan Document, whether direct or indirect, absolute or contingent, due or to become due, liquidated or not, now existing or hereafter arising, however acquired, and whether or not evidenced by any instrument.

Exhibit A - 8

“Outstanding Amount” means, with respect to Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings, prepayments or repayments of Loans occurring on such date.

“Parent Entity” any Person that is or becomes a direct or indirect parent company of the Borrower. For the avoidance of doubt, (a)(i) Atlas Energy Solutions Inc. and (ii) any other Person that is the managing member of or that directly or indirectly owns a majority of the voting Equity Interests of the Borrower, in each case, shall be deemed to constitute a Parent Entity of the Borrower and (b) the term Parent Entity shall exclude (i) the Brigham Family and (ii) any Person that is a parent company to the public entity or that is a direct or indirect non-managing member of the Borrower.

“Parent Guarantor” means Atlas Energy Solutions Inc. and its successors and assigns; provided that if Atlas Energy Solutions Inc. shall become a subsidiary of a publicly traded company, “Parent Guarantor” shall mean such publicly traded company.

“Parent Guaranty Agreement” means a Parent Guaranty Agreement, in the form of Exhibit H hereto, executed by the Parent Guarantor in favor of Administrative Agent, for the benefit of the Lenders, pursuant to which the Parent Guarantor unconditionally guarantees on an unsecured basis, payment of the Indebtedness and performance of all other Obligations, as such agreement may be amended, modified, supplemented, restated or replaced from time to time. It is understood and agreed that in the event Atlas Energy Solutions Inc. becomes a subsidiary of a publicly traded company, (a) such publicly traded company shall promptly execute and deliver a parent guaranty agreement in the form of the Parent Guaranty Agreement in effect on the date of this Agreement and (b) upon the effectiveness of such new parent guaranty agreement, such new parent guaranty agreement shall constitute the “Parent Guaranty Agreement” for all purposes under the Loan Documents and Atlas Energy Solutions Inc. shall be released from the Parent Guaranty Agreement in effect on the date of this Agreement.

“Payment Day” means the first day of each calendar month.

“Permitted Debt” means:

(i) the Indebtedness;

(ii) intercompany Debt between or among the Loan Parties that is subordinated to the Indebtedness as and to the extent provided in the Guaranty Agreement;

(iii) Debt constituting a guaranty by any Loan Party of other Debt permitted to be incurred hereunder;

(iv) Debt constituting purchase money Debt or under Capital Leases (or other equipment financing arrangements for mobile excavation equipment, automobiles, trucks, rental equipment or other personal Property to be used in the ordinary course of business) not to exceed in the aggregate principal amount at any one time outstanding the greater of (i) $25,000,000 and (ii) an amount equal to 5.0% of Borrower’s Consolidated Net Tangible Assets (calculated based on the Financial Statements most recently delivered pursuant to this Agreement);

(v) Debt and obligations owing under Swap Agreements;

(vi) Debt arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business so long as such Debt is extinguished within two Business Days of its incurrence;

(vii) Debt incurred in respect of insurance premium financing arrangements in the ordinary course of business;

(viii) the Existing Debt and extensions, renewals and replacements of any such Existing Debt and any refinancings, modifications, renewals and extensions of any such Debt so long as (A) the principal amount of such Debt shall not be increased from the principal amount outstanding at the time of such refinancing, renewal or extension plus amounts to fund any original issue discount or upfront fees relating thereto plus amounts to fund accrued interest, fees, expenses and premiums, (B) the maturity of such Debt shall not be shortened and (C) the covenants and events of default governing such refinanced, renewed, modified or extended Debt shall not be, taken as a whole, materially more restrictive to the Loan Parties than those under the Debt being so refinanced, renewed, modified or extended;

(ix) the ABL Obligations and other first lien senior secured Debt incurred pursuant to an ABL Facility in an aggregate principal amount not to exceed (A) $75,000,000 at any one time outstanding prior to the Discharge of ABL Obligations and (B) $25,000,000 at any one time outstanding thereafter; provided, that such Debt will be subject to an Intercreditor Agreement;

(x) unsecured Debt arising from loan programs of the Small Business Administration or other Governmental Authorities where the principal thereof is eligible for forgiveness under the applicable program or legislation; provided that the Loan Party incurring such Debt meets the requirements and criteria for forgiveness under such program or legislation;

(xi) Debt incurred or assumed in connection with permitted acquisitions (including a permitted acquisition effectuated by a Permitted Parent Entity Investment), including Debt consisting of indemnities, obligations in respect of earn outs or other purchase price adjustments or similar obligations in connection therewith, not to exceed (x) $50,000,000 or (y) an unlimited amount so long as (A) on the date of incurrence or assumption thereof, Borrower would be in compliance on a pro forma basis with a Total Leverage Ratio of no greater than 3.00 to 1.00 as of such time and (B) Borrower has at least five (5) Business Days prior to the incurrence thereof delivered a certificate duly executed by a Responsible Officer of Borrower in form and detail reasonably satisfactory to Administrative Agent demonstrating compliance with such Total Leverage Ratio;

Exhibit A - 9

(xii) Debt incurred by the Loan Parties in respect of Credit Card Agreements in the ordinary course of business in an aggregate principal amount not to exceed $2,000,000 at any one time outstanding;

(xiii) Debt in respect of letters of credit in an aggregate face amount not to exceed $25,000,000 at any one time outstanding;

(xiv) other unsecured Debt, provided that (A) no Default or Event of Default shall exist or will result immediately after giving effect to the incurrence of such unsecured Debt, (B) the maturity of such unsecured Debt is not prior to, and such unsecured Debt does not require any scheduled amortization or other scheduled payments of principal prior to, the date that is ninety one (91) days after the Maturity Date, (C) the covenants and events of default governing such unsecured Debt shall not be, taken as a whole, materially more restrictive to the Loan Parties than those under this Agreement, (D) on the date of incurrence thereof and after taking into account the incurrence of such Debt, Borrower would be in compliance on a pro forma basis with a Total Leverage Ratio of no greater than 5.00 to 1.00 as of such time and (E) Borrower has at least five (5) Business Days prior to the incurrence thereof delivered a certificate duly executed by a Responsible Officer of Borrower in form and detail reasonably satisfactory to Administrative Agent demonstrating compliance with the conditions set forth in this clause (xiv);

(xv) other Debt not otherwise permitted under the foregoing clauses (i) through (xiv) so long as: (A) no Default or Event of Default shall exist or will result immediately after giving effect to the incurrence of such Debt; (B) on the date of incurrence thereof and after taking into account the incurrence of such Debt, Total Other Debt (including all Debt under this clause (xv)) does not exceed 10% of Consolidated Net Tangible Assets (calculated based on the Financial Statements most recently delivered pursuant to this Agreement) of the Applicable Reporting Entity and its consolidated subsidiaries; (C) on the date of incurrence thereof and after taking into account the incurrence of such Debt, Borrower would be in compliance on a pro forma basis with a Total Leverage Ratio of no greater than 2.00 to 1.00 as of such time and (D) Borrower has at least five (5) Business Days prior to the incurrence thereof delivered a certificate duly executed by a Responsible Officer of Borrower in form and detail reasonably satisfactory to Administrative Agent demonstrating compliance with the conditions set forth in this clause (xv);

(xvi) Debt in respect of any Stonebriar Sale-Leaseback Transaction; and

(xvii) other unsecured Debt not otherwise permitted under the foregoing clauses (i) through (xvi) in an aggregate amount not to exceed $35,000,000 at any one time outstanding, provided that no Default or Event of Default shall exist or will result immediately after giving effect to the incurrence of such unsecured Debt.

“Permitted Intercompany Activities” means administrative, overhead, operating, technology or licensing arrangements and related payments or obligations in respect thereof entered into in the ordinary course of business or consistent with customary industry practices between or among the Borrower and its subsidiaries that are, in the good faith judgment of the Borrower, necessary or advisable in connection with the ownership or operation of the business of the Borrower and its subsidiaries.

“Permitted Investments” means

(i) Investments existing as of the date of this Agreement which are disclosed on Schedule 2 hereto;

(ii) accounts receivable arising in the ordinary course of business and promissory notes received in settlement of any such accounts receivable;

(iii) direct obligations of the United States or any agency thereof, or obligations guaranteed by the United States or any agency thereof, in each case maturing within one year from the date of acquisition thereof;

(iv) commercial paper maturing within one year from the date of acquisition thereof having a rating of at least P-1 or A-1 from either Moody’s or S&P, respectively;

(v) deposits (including certificates of deposit) maturing within one year from the date of deposit thereof with or issued by any Lender or any office located in the United States of any other bank or trust company which is organized under the laws of the United States or any state thereof, has capital, surplus and undivided profits aggregating at least $1,000,000 (as of the date of such bank or trust company’s most recent financial reports) and has a short term deposit rating of no lower than A2 or P2, as such rating is set forth from time to time, by S&P or Moody’s, respectively;

(vi) deposits in money market funds investing not less than 90% of their assets in Investments described in the preceding clauses (iii), (iv) and (v);

(vii) Investments (A) made by the Borrower in or to any of the other Loan Parties including any Person who, contemporaneously with the making of such Investment becomes a Guarantor and (B) made by any Loan Party in or to the Borrower or any other Loan Party;

(viii) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts arising in the ordinary course of business and disputes with, customers and suppliers;

Exhibit A - 10

(ix) Investments in any new Subsidiary (whether by formation or acquisition) to the extent such Subsidiary becomes a Guarantor hereunder in accordance with the terms hereof and complies with Section 5(w);

(x) any endorsement of a check or other medium of payment for deposit or collection through normal banking channels or similar transaction in the ordinary course of business;

(xi) extensions of trade credit in the ordinary course of business;

(xii) Investments constituting Permitted Debt;

(xiii) Investments permitted by Section 5(b);

(xiv) loans or advances to employees, officers or directors in the ordinary course of business of any Loan Party, in each case only as permitted by applicable law, but in any event not to exceed $1,000,000 in aggregate principal amount at any time outstanding except to the extent that the proceeds of such loans are paid to or retained by the Borrower substantially contemporaneously with the making of such loans to fund such employee’s, officer’s or director’s purchase of Equity Interests (other than Disqualified Capital Stock) in the Borrower;

(xv) Investments, including acquisitions, to the extent funded with cash proceeds from contributions to the Borrower’s common equity capital or from the sale of its Equity Interests (other than Disqualified Capital Stock) received by the Borrower after the Closing Date and within 90 days of the making of such Investment;

(xvi) to the extent constituting an Investment, Permitted Intercompany Activities;

(xvii) other Investments; provided that (A) no Event of Default has occurred and is continuing or would result therefrom and (B) immediately after giving pro forma effect thereto, the Applicable Reporting Entity and its consolidated subsidiaries shall have, on a consolidated basis, Liquidity of at least $30,000,000; and

(xviii) other Investments; provided that (A) no Event of Default has occurred and is continuing or would result therefrom and (B) the aggregate amount of Investments made pursuant to this clause (xviii) shall not exceed $10,000,000 plus the amount of any Investment Returns in respect of Investments previously made pursuant to this clause (xviii) at any time outstanding.

“Permitted Liens” means

(i) Liens and security interests in favor of Administrative Agent securing the Indebtedness owed by Borrower to Lenders (collectively, the “Administrative Agent’s Liens”);

(ii) Liens securing Permitted Debt described in clause (ix) of the definition thereof;

(iii) Liens for taxes, assessments, other governmental charges or levies, and Liens in connection with workers’ compensation, unemployment insurance, or other social security, old age pension or public liability obligations or similar legislation, in each case which are either not yet overdue by more than 90 days or which are being contested in good faith and for which adequate reserves have been maintained in accordance with GAAP (i.e., “which are Not Risks”);

(iv) landlords’ liens, operators’, vendors’, carriers’, warehousemen’s, repairmen’s, mechanics’, suppliers’, workers’, materialmen’s, construction or similar Liens, in each case, arising in the ordinary course of business and which are Not Risks;

(v) contractual Liens which arise in the ordinary course of business under real property leases, operating agreements, joint venture agreements, mineral leases, contracts for the sale, transportation or exchange of sand or minerals, area of mutual interest agreements, overriding royalty agreements, marketing agreements, processing agreements, net profits agreements, development agreements, supply agreements, seismic or other geophysical permits or agreements, and other agreements which are or have become usual and customary in the sand extracting, producing, processing, developing and/or marketing business and are for claims which are Not Risks;

(vi) purchase money Liens or purchase money security interests securing Debt permitted under clause (iv) of the definition of “Permitted Debt”; provided that (A) such Liens do not attach to any Property other than the Property leased or financed by such Debt (provided that individual financings of equipment or other Property permitted under clause (iv) of the definition of Permitted Debt provided by one lender may be cross collateralized to other permitted financings provided by such lender) and (B) the principal amount of Debt secured by any such Lien shall at no time exceed 100% of the original purchase price or lease payment amount of such Property at the time it was acquired;

(vii) Liens existing on the date of this Agreement and disclosed in Schedule 3 hereto, so long as any such Lien shall apply only to the Property to which it currently applies and shall secure only those obligations which it secures on the date hereof, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(viii) Liens on insurance proceeds or unearned premiums incurred in the ordinary course of business in connection with the financing of insurance premium permitted pursuant to clause (vii) of the definition of Permitted Debt;

Exhibit A - 11

(ix) those Liens and security interests which in the aggregate constitute an immaterial and insignificant monetary amount with respect to the net value of Borrower’s assets (as determined by Administrative Agent in Administrative Agent’s sole reasonable discretion);

(x) Liens on Cash Collateral Accounts that secure Debt in respect of letters of credit permitted under clause (xiii) of the definition of “Permitted Debt” so long as the aggregate amount credited to the Cash Collateral Accounts does not exceed $26,250,000;

(xi) Liens or rights of setoff against credit balances or cash and Cash Equivalents held in a Credit Card Receivables Account of the Borrower or any of its Subsidiaries with Credit Card Issuers or Credit Card Processors to secure obligations described in clause (xii) of the definition of Permitted Debt; provided, however, that the aggregate amount of credit balances or cash or Cash Equivalents subject to such Liens and rights of setoff under this clause (xi) shall not exceed $500,000;

(xii) Liens securing Debt and obligations owing under Swap Agreements permitted hereunder; provided that at the time of the incurrence thereof, the aggregate outstanding amount of Debt and other obligations secured by Liens under this clause (xii) shall not exceed $10,000,000;

(xiii) Excepted Liens;

(xiv) Liens on assets that are acquired in a permitted acquisition (including a permitted acquisition effectuated by a Permitted Parent Entity Investment), securing Debt permitted by clause (xi) of the definition of Permitted Debt;

(xv) other Liens not otherwise described under clauses (i) through (xiv) above so long as (A) such Liens only secure Permitted Debt and (B) such Liens do not attach to any Sand Facilities, any Specified Property or to any personal property, fixture or improvement constituting Collateral related thereto or used in connection therewith; and

(xvi) other Liens not otherwise described under clauses (i) through (xv) above so long as the outstanding amount of Debt and other obligations secured by Liens under this clause (xv) shall not exceed $2,500,000 in the aggregate at any time.

“Permitted Parent Entity Investment” has the meaning give to such term in the definition of “Permitted Payments”.

“Permitted Payments” means (i) Restricted Payments made by any Loan Party to any other Loan Party; (ii) Permitted Tax Distributions; (iii) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, repurchases or redemptions of any Equity Interests that are not Disqualified Equity Interests of the Borrower (or any direct or indirect parent of the Borrower) held by officers, directors or employees (or their transferees, estates or beneficiaries under their estates) of the Borrower (or such direct or indirect parent), including any repurchase, retirement or redemption pursuant to any stock option plans, employee benefit plans or any shareholders’ agreement or other agreement or arrangement then in effect or upon their death, disability, retirement, severance or termination of employment or service or to cover such person’s payment of withholding taxes in connection therewith, provided, that the aggregate cash consideration paid for all such redemptions and payments shall not exceed $10,000,000 in any fiscal year; provided, however, that any unused amount may be carried over to the subsequent fiscal year; (iv) repurchases of Equity Interests (A) deemed to occur on the exercise of options by the delivery of Equity Interests in satisfaction of the exercise price of such options and (B) in consideration of withholding or similar Taxes payable by any future, present or former employee, director, manager or consultant (or any spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing), including deemed repurchases in connection with the exercise of stock options or restricted stock units, (v) to the extent constituting Restricted Payments, distributions by the Borrower to any Parent Entity to pay such Parent Entity’s overhead costs and expenses incurred in the ordinary course of business (including legal, accounting and other general and administrative expenses) in each case that are reasonable and customary and directly attributable to the ownership or operation of the Borrower and the other Loan Parties and (vi) Restricted Payments by the Borrower to a Parent Entity to finance any Permitted Investment (including any permitted acquisition) (provided that (x) any Restricted Payment under this clause (vi) shall be made substantially concurrently with the closing of such Investment and (y) such Parent Entity shall, promptly following the closing thereof, cause (I) all Property acquired to be contributed to the Borrower or one or more other Loan Parties, or (II) the merger, consolidation or amalgamation of the Person formed or acquired into the Borrower or one or more other Loan Parties, in order to consummate such Investment in compliance with the applicable requirements of this Agreement as if undertaken as a direct Investment by the Borrower or the relevant Loan Party) (any such Investment or permitted acquisition described in this clause (vii), a “Permitted Parent Entity Investment”).

“Permitted Sale” means (i) the sale of Inventory in the ordinary course of business; (ii) the transfer of Property by means of a transaction permitted under Section 5(b) hereof; (iii) the issuance or transfer of any Equity Interest in a Subsidiary to any Loan Party; (iv) the issuance of Equity Interests (other than Disqualified Capital Stock) in Borrower; (v) the transfer of Property among the Loan Parties; (vi) the sale or transfer of equipment and other personal property that is (A) worn out, obsolete or surplus Property or (B) is replaced by equipment or other personal property of at least comparable value and use; (vii) licensing and cross-licensing arrangements involving any technology or other intellectual property of Borrower or any Subsidiary in the ordinary course of business; (viii) the abandonment of any rights, franchises, licenses, or intellectual property that any Loan Party reasonably determines are no longer necessary in its business or commercially desirable; (ix) the transfer of Property in connection with a Casualty Event; (x) the use, transfer or disposition of cash and Cash Equivalents pursuant to any transaction not prohibited by the terms of the Loan Documents; (xi) any sale of Property by a Loan Party to Stonebriar consummated in connection with a Stonebriar Sale-Leaseback Transaction; (xii) other sales, dispositions or transfers not regulated by the other clauses in this definition of any

Exhibit A - 12

Properties that are not Specified Properties or personal property, fixtures or improvements constituting Collateral related to or used in connection with the Sand Facilities or the Specified Properties and which have a fair market value of not more than $25,000,000 in the aggregate during any 12-month period; (xiii) Permitted Liens; and (xiv) the sale, disposition or other transfer of any Properties that are not Specified Properties having a fair market value of not more than $7,500,000 in the aggregate during the term of this Agreement.

“Permitted Tax Distributions” without duplication, (i) dividends or distributions by the Borrower to a Parent Entity in an amount required for such Parent Entity to pay franchise, excise and similar taxes, (ii) with respect to any taxable period (or portion thereof) for which the Borrower and any of its subsidiaries are members of a consolidated, combined, affiliated, unitary or similar income tax group for U.S. federal and/or applicable foreign, state or local income tax purposes (each, a “Tax Group”) of which a direct or indirect parent of the Borrower is the common parent, or for which the Borrower is a partnership or disregarded entity for U.S. federal or applicable foreign, state or local income tax purposes that is wholly-owned (directly or indirectly) by an entity that is taxable as a corporation for such income tax purposes, dividends or distributions by the Borrower to any direct or indirect parent of the Borrower in an amount not to exceed the amount of any U.S. federal, foreign, state and/or local income taxes that the Borrower and/or its subsidiaries that are members of the relevant Tax Group, as applicable, would have paid for such taxable period had the Borrower and/or such subsidiaries, as applicable, been a stand-alone corporate taxpayer or a stand-alone corporate group; and (iii) with respect to any taxable period (or portion thereof) for which the Borrower is a passthrough entity (including a partnership or disregarded entity) for U.S. federal income tax purposes and is not wholly owned (directly or indirectly) by an entity that is taxable as a corporation for U.S. federal income tax purposes, dividends or distributions by the Borrower to any member or partner of the Borrower, on or prior to each estimated tax payment date as well as each other applicable due date, on a pro rata basis, such that each such member or partner (or its direct or indirect members or partners, if applicable) receives, in the aggregate for such period, payments or distributions sufficient to equal such member’s or partner’s U.S. federal, state and/or local income taxes (as applicable) attributable to its direct or indirect ownership of the Borrower and its subsidiaries with respect to such taxable period (assuming that such member or partner is subject to tax at the highest combined marginal U.S. federal, state, and/or local income tax rates (including any tax rate imposed on “net investment income” by Section 1411 of the Code)) applicable to an individual or, if higher, a corporation, resident in New York, New York, determined by taking into account (A) the deductibility of state and local income taxes for U.S. federal income tax purposes (disregarding any deduction that is subject to a dollar limitation), (B) the alternative minimum tax, (C) any U.S. federal, state and/or local (as applicable) loss carryforwards of such member or partner available from losses of such member or partner attributable to its direct or indirect ownership of the Borrower and its subsidiaries for prior taxable periods to the extent such loss is of a character that would allow such loss to be available to reduce taxes in the current taxable period (taking into account any limitations on the utilization of such loss to reduce such taxes and to the extent such loss had not already been utilized), (D) the character (e.g., long-term or short-term capital gain or ordinary or exempt) of the applicable income, and (E) any adjustment to such member or partner’s taxable income attributable to its direct or indirect ownership of the Borrower and its subsidiaries as a result of any tax examination, audit or adjustment with respect to any period (or portion thereof).

“Person” means any natural person, corporation, limited partnership, general partnership, limited liability company, limited liability partnership, joint stock company, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, and any Governmental Authority.

“Prepayment Fee” has the meaning given to such term in the Notes.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, cash, securities, accounts and contract rights.

“Refinancing” has the meaning given to such term in the definition of “Transactions.”

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Required Lenders” means, as of any date of determination, Lenders holding more than 50% of the sum of the (a) Total Outstandings and (b) aggregate unused Delayed Draw Term Loan Commitments (such aggregate amount with respect to any Lender is referred to herein as such Lender’s “Credit Exposure”).

“Responsible Officer” means, as to any Person, the chief executive officer, the president, any financial officer (for purposes of this Agreement, meaning the chief financial officer, principal accounting officer, treasurer or controller of such Person) or any vice president of such Person. Unless otherwise specified, all references to a Responsible Officer herein shall mean a Responsible Officer of the Borrower.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property (but excluding dividends paid in Equity Interests)) with respect to any Equity Interests in Borrower or any of the other Loan Parties, or any payment (whether in cash or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in Borrower or any of the other Loan Parties or any option, warrant or other right to acquire any such Equity Interests in Borrower or any of the other Loan Parties.

“Sale-Leaseback” has the meaning given to such term in Section 5(t).

Exhibit A - 13

“Sand Facilities” mean the Kermit Facility and the Monahans Facility.

“Sand Reserves” means, collectively, sand reserves that, in accordance with S-K 1300, are classified as “Probable mineral reserves” or “Proven mineral reserves”.

“Sand Reserves Value” means, as of any date of determination, the present value of the reasonably estimated future net revenues, discounted at a rate of 9% per annum, from forecasted sales of Inventory during the remaining expected economic lives of the reserves related thereto.

“Security Agreement” means that certain Security Agreement, dated as of even date herewith, by the Loan Parties in favor of Administrative Agent, for the benefit of the Lenders, granting Liens and a security interest on each Loan Party’s personal property constituting Collateral (as defined therein) in favor of Administrative Agent to secure the Indebtedness, as such agreement may be amended, modified, supplemented, restated or replaced from time to time.

“Security Instruments” means the Guaranty Agreement, the Security Agreement, the Mortgages, and each account control agreement, deed of trust, collateral assignment, and other agreement or instrument described or referred to in Exhibit C attached hereto, and any and all other agreements or instruments now or hereafter executed and delivered by any Loan Party to provide security for or guarantee the payment or performance of the Indebtedness, the Loans, this Agreement or any other Loan Document, as such agreements or instruments may be amended, modified, supplemented, restated or replaced from time to time.

“Specified Equity Contribution” means an equity contribution to, or the cash proceeds of an issuance of common Equity Interests (other than Disqualified Stock) of the Borrower, in each case, (a) received by the Borrower in cash during the applicable Cure Period and on or prior to the applicable Cure Deadline and (b) designated in writing to the Administrative Agent within five (5) Business Days of the receipt thereof as being a “Specified Equity Contribution”.

“Specified Property” means the Property described on Schedule 5 hereto.

“Stonebriar” means Stonebriar Commercial Finance LLC, a Delaware limited liability company.

“Stonebriar Sale-Leaseback Transaction” means a Sale-Leaseback between any Loan Party and Stonebriar.

“subsidiary” means, with respect to any Person (the “parent”) at any date, (i) any other Person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, or (ii) any other Person of which (A) Equity Interests representing more than 50% of the equity or more than 50% of the ordinary voting power (irrespective of whether or not at the time Equity Interests of any other class or classes in such Person shall have or might have voting power by reason of the happening of any contingency) are, or (B) in the case of a partnership, any general partnership interests are, in each case, as of such date, owned, controlled or held by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Borrower.

“Swap Agreement” means any “swap” within the meaning of Section 1a(47) or Section 2(e) of the Commodity Exchange Act entered into with a Person whose long term senior unsecured debt rating is BBB-/Baa3 or higher by S&P or Moody’s, respectively, (or their equivalent) and includes any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement; provided, however, that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of any Loan Party shall be a Swap Agreement.

“Swap Termination Value” means, in respect of any Swap Agreement, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreement, (i) for any date on or after the date such Swap Agreement has been closed out and the termination value determined in accordance therewith, such termination value and (ii) for any date prior to the date referenced in clause (i), the amount determined as the mark-to-market value for such Swap Agreement, as determined by (A) the Borrower in good faith, if no Event of Default has occurred and is continuing or (B) Administrative Agent in good faith, if otherwise.

“Taxes” means any and all taxes, assessments, claims and other charges lawfully levied or assessed by any Governmental Authority against, in connection with or otherwise with respect to Borrower, the Sand Facilities or any of the Collateral.

“Term Cash Collateral Account” means a deposit account in which Borrower will only deposit identifiable proceeds of Term Priority Collateral that constitute Term Priority Collateral.

“Term Priority Collateral” has the meaning assigned to such term in the ABL/Term Intercreditor Agreement.

Exhibit A - 14

“Term SOFR Rate” means, as of any date of determination, the greater of (a) three and one half percent (3.50%) and (b) the rate reported for the 1 Month CME Term SOFR (as published on the CME Group Benchmark Administration website) for the most current date available preceding the date of determination of the applicable Delayed Draw Term Loan interest rate, or a comparable or successor rate as Administrative Agent in its reasonable discretion determines most closely approximates such rate.

“Title Company” means Madison Title Agency (and its issuing agent, if and as applicable), issuing the Title Policy.

“Title Policy” means a loan policy of title insurance issued by the Title Company, in form and substance reasonably acceptable to and approved by Administrative Agent (as well as the Borrower and the Title Company), insuring that the Mortgage encumbering each Sand Facility constitutes a valid first priority lien upon each Sand Facility subject to such Mortgage. The Title Policy may be subject only to those exceptions set forth in the Existing Title Policies and any others which Administrative Agent may approve in writing, and must contain endorsements consistent with the Existing Title Policies.

“Total Debt” means, as of any date of determination, an amount equal to the total outstanding Debt of the Applicable Reporting Entity and its consolidated subsidiaries, minus the aggregate amount of Cash and Cash Equivalents of the Applicable Reporting Entity and its consolidated subsidiaries.

“Total Leverage Ratio” means, as of any date of determination, the ratio of (i) Total Debt to (ii) EBITDA for the four (4) fiscal quarter period most recently ended, in each case calculated based on the Financial Statements most recently delivered pursuant to Section 5(d)(i) or 5(d)(ii), as applicable.

“Total Other Debt” means, as of any date of determination, an amount equal to the total outstanding Debt of Applicable Reporting Entity and its consolidated subsidiaries, minus (i) the aggregate amount of Cash and Cash Equivalents of the Applicable Reporting Entity and its consolidated subsidiaries and (ii) the outstanding principal amount of the Loans.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans.

“Transactions” means, collectively, (i) the negotiation, execution and delivery of this Agreement and the other Loan Documents and the consummation of the transactions hereunder and thereunder, including the borrowing of Loans, (ii) the consummation of the repayment in full of all amounts outstanding under the Existing Credit Agreement, the Stonebriar Sale-Leaseback Transaction in existence immediately prior to the Closing Date and the Fountainhead MLA Documents together with the termination and/or release of all commitments, guarantees and Liens in respect thereof (the “Refinancing”) and the execution and delivery of all documents and instruments related thereto, and (iii) the payment of costs, fees, expenses and premiums related to the foregoing.

“Uniform Commercial Code” means the Uniform Commercial Code as in effect in the State of Texas, or, where applicable to specific Property, any other relevant State.

“U.S. Economic Sanctions” has the meaning given to such term in Section 4(i).

“Wholly-Owned Subsidiary” means any Subsidiary of which all of the outstanding Equity Interests (other than any directors’ qualifying shares mandated by applicable law), on a fully-diluted basis, are owned by the Borrower or one or more of the Wholly-Owned Subsidiaries or are owned by the Borrower and one or more of the Wholly-Owned Subsidiaries.

Exhibit A - 15

EXHIBIT B

CLOSING CONDITIONS SCHEDULE

The Initial Lender’s obligation to close the Initial Term Loan (the “Closing”) and to fund the Advance with respect to the Initial Term Loan is subject to Administrative Agent’s and Initial Lender’s reasonable satisfaction with or waiver of the following conditions, including required deliverables, each at Borrower’s expense:

1.    Due Diligence. Administrative Agent shall have received and approved all items, documents and information required by Administrative Agent in connection with its credit underwriting and due diligence for the Loans and shall have completed such credit underwriting and due diligence with respect to Borrower, each other Loan Party, the Collateral, and all aspects of the Loans as Administrative Agent deems appropriate, and the results of such underwriting and due diligence are satisfactory to Administrative Agent and the Initial Lender, in their sole discretion.

2.    Payments. All costs, expenses and fees to be paid by Borrower on or before the Closing Date shall have been paid in full, including after giving effect to the application of the Good Faith Deposit.

3.    No Default; Representations. No Default has occurred and is continuing or would occur as a result of the consummation of the transactions at the Closing. All representations and warranties of each of the Loan Parties in Loan Documents signed by such Loan Party are true, correct, and complete in all material respects.

4.    Executed Loan Documents. Administrative Agent shall have received the following Loan Documents, together with all such other documents and instruments as Administrative Agent may require, in each case duly executed and, where appropriate, acknowledged, by all parties thereto, other than Administrative Agent and the Lenders, each in form and substance satisfactory to Administrative Agent:

a.	This Agreement;

b.	The Initial Term Loan Note;

c.	The Security Agreement;

d.	The Guaranty;

e.	The Reaffirmation of Intercreditor Agreement among the ABL Agent, Administrative Agent, and the persons listed on the signature pages thereto as Grantors;

f.	The Unsecured Indemnity Agreement; and

g.	A Mortgage for each Sand Facility.

5.    Financing Statements. Administrative Agent shall be reasonably satisfied that the Security Instruments listed on Exhibit C will, when properly recorded (or when the applicable financing statements related thereto are properly filed or such other actions needed to perfect are taken) create perfected Liens (subject to Permitted Liens) on all of the Property purported to be encumbered by such Security Instruments.

6.    Deliverables. Borrower shall have delivered to Administrative Agent, or Administrative Agent shall otherwise have obtained, and Administrative Agent shall have approved, the following, together with such other information and documentation as Administrative Agent may reasonably require, all at Borrower’s expense:

a.	Insurance. Evidence that all insurance that Borrower is required to have at Closing has been obtained, is in full force and effect, and complies with the requirements of the Loan Documents.

b.

Solvency Certificate. If required by Administrative Agent, a certificate from Borrower, signed by Borrower’s chief financial officer or other comparable person certifying to Administrative Agent and the Lenders that, both before and immediately after closing the Initial Term Loan, and giving effect thereto, the Loan Parties, on a consolidated basis, are solvent.

c.

KYC. All information requested by Lenders at least five (5) Business Days prior to the Closing Date to verify the representations set forth in Section 4(i) with respect to Borrower and any other Loan Party.

Exhibit B - 1

d.

Secretary’s Certificates. A certificate of the Secretary, an Assistant Secretary or other officer of each Loan Party setting forth (i) resolutions of its board of directors (or comparable governing body) with respect to the authorization of such Loan Party to execute and deliver the Loan Documents to which it is a party and perform its obligations thereunder, (ii) the officers of such Loan Party (y) who are authorized to sign the Loan Documents to which such Loan Party is a party and (z) who will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with this Agreement and the transactions contemplated hereby, (iii) specimen signatures of such authorized officers, and (iv) the Organizational Documents of such Loan Party, certified as being true and complete.

e.

Existence and Good Standing Certificates. Certificates of the appropriate State agencies with respect to the existence, qualification and good standing of each Loan Party in each jurisdiction where such Loan Party is required to be qualified or in good standing, as applicable, in accordance with Section 5(a).

7.    [Intentionally omitted]

8.    Environmental. Administrative Agent shall be reasonably satisfied with the environmental condition of the Sand Facilities and such other real property Collateral of the Borrower and the Guarantors and shall have been furnished with all environmental site assessments reports in the possession of Borrower.

9.    Due Diligence. Administrative Agent shall have received appropriate UCC search certificates, fixture filing, judgment, tax and county-level real property record search results reflecting no Liens encumbering the Properties of the Loan Parties for each jurisdiction reasonably requested by Administrative Agent, other than those being assigned or released on or prior to the Closing Date or Permitted Liens and bankruptcy and litigation searches.

10.    Refinancing. The Refinancing shall have been consummated substantially concurrently with the funding of the Initial Term Loan on the Closing Date. On the Closing Date, after giving effect to the Transactions, none of the Borrower or any of its Subsidiaries shall have any Debt other than the Indebtedness and Permitted Debt.

Exhibit B - 2

EXHIBIT C

SECURITY INSTRUMENTS AS OF THE CLOSING DATE

1.	Security Agreement.

2.	Guaranty Agreement.

3.	Deed of Trust, Security Agreement, Financing Statement, Fixture Filing and Assignment of Rents and Leases to be recorded in the Real Property Records of Winkler County, Texas.

4.	Leasehold Deed of Trust, Security Agreement, Financing Statement, Fixture Filing and Assignment of Rents and Leases to be recorded in the Real Property Records of Ward County, Texas.

5.	Leasehold Deed of Trust, Security Agreement, Financing Statement, Fixture Filing and Assignment of Rents and Leases to be recorded in the Real Property Records of Winkler County, Texas.

6.	UCC-1 Financing Statement for Atlas Sand Company, LLC, to be filed with the Delaware Secretary of State.

7.	UCC-1 Financing Statement for Atlas Sand Employee Company, LLC, to be filed with the Texas Secretary of State.

8.	UCC-1 Financing Statement for Atlas Sand Employee Holding Company, LLC, to be filed with the Texas Secretary of State.

9.	UCC-1 Financing Statement for Atlas Sand Construction, LLC, to be filed with the Texas Secretary of State.

10.	UCC-1 Financing Statement for Atlas Construction Employee Company, LLC, to be filed with the Texas Secretary of State.

11.	UCC-1 Financing Statement for OLC Employee Company, LLC, to be filed with the Texas Secretary of State.

12.	UCC-1 Financing Statement for Fountainhead Logistics, LLC, to be filed with the Texas Secretary of State.

13.	UCC-1 Financing Statement for Fountainhead Transportation Services, LLC, to be filed with the Texas Secretary of State.

14.	UCC-1 Financing Statement for Fountainhead Logistics Employee Company, LLC, to be filed with the Texas Secretary of State.

15.	UCC-1 Financing Statement for OLC Kermit, LLC, to be filed with the Texas Secretary of State.

16.	UCC-1 Financing Statement for OLC Monahans, LLC, to be filed with the Texas Secretary of State.

Exhibit C - 1

EXHIBIT D

POST-CLOSING MATTERS

Not later than the date that is 30 days following the Closing Date (or such later date as Administrative Agent may agree in its reasonable discretion) the Loan Parties shall have delivered:

1.	Control Agreements with respect to each Deposit Account, Securities Account and Commodity Account maintained by the Loan Parties as of the Closing Date (other than Excluded Accounts); and

2.

customary collateral access agreements in form and substance reasonably satisfactory to Administrative Agent executed by each of the parties thereto (other than Administrative Agent) from the lessor of each leased property (other than lessors of leases with respect to the Kermit Facility and the Monahans Facility) where a Loan Party maintains original books and records in respect of the Collateral.

Not later than the date that is 15 days following the Closing Date (or such later date as Administrative Agent may agree in its reasonable discretion) the Loan Parties shall have delivered:

1.	a Parent Guaranty in the form of Exhibit H hereto executed by Parent Guarantor;

2.	a duly completed Annex C to Part II of Exhibit A of the Security Agreement; and

3.	a legal opinion of Vinson & Elkins LLP, special counsel to the Loan Parties, in form and substance reasonably satisfactory to Administrative Agent.

Not later than the date that is 90 days following the Closing Date (or such later date as Administrative Agent may agree in its reasonable discretion) the Loan Parties shall have delivered:

1.

originals of certificates of title, manufacturer’s certificates of origin or other appropriate title documents for all Closing Date Titled Vehicles (as defined in the Security Agreement), together with such executed documents as Administrative Agent may reasonably request to enable Administrative Agent to perfect the Liens in favor of the Administrative Agent on such Collateral.

At Borrower’s sole expense, the Borrower shall use commercially reasonable efforts to cause the Title Company to, not later than the date that is 1 day following the Closing Date (or such later date as Administrative Agent may agree in its reasonable discretion), record the Mortgages in favor of Administrative Agent and be unconditionally committed to issue to Administrative Agent a Title Policy with respect to each of (a) the owned property related to the Kermit Facility and (b) the leased property related to the Monahans Facility, in such form and amount and with such endorsements as Administrative Agent may reasonably require, insuring that the Mortgages are in first lien position subject only to Permitted Liens and such recorded easements, covenants, restrictions, encumbrances and other matters of record affecting such properties as approved by Administrative Agent in its reasonable discretion.

Exhibit D - 1

EXHIBIT E

DELAYED DRAW TERM LOANS CONDITIONS SCHEDULE

Initial Lender’s obligation to fund an Advance with respect to any Delayed Draw Term Loan is subject to Initial Lender’s reasonable satisfaction with or waiver of (a) each of the conditions set forth on Exhibit A and (b) each of the following conditions, each at Borrower’s expense:

1.    No Default; Representations. No Default or Event of Default has occurred and is continuing or would occur as a result of the proposed Advance or from the application of the proceeds therefrom. On each Delayed Draw Funding Date, both immediately before and immediately after giving effect to an Advance of a Delayed Draw Term Loan, all representations and warranties of each of the Loan Parties in Loan Documents signed by such Loan Party are true, correct, and complete in all material respects with the same effect as though such representations and warranties had been made on the date of such Advance (it being understood and agreed that any representation or warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects as of such date), except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, such representations and warranties shall continue to be true and correct in all material respects (with duplication of any applicable materiality qualification) as of such specified earlier date.

2.    Executed Delayed Draw Term Loan Note. Administrative Agent shall have received an executed Delayed Draw Term Loan Note, duly executed by the Borrower.

3.    No Material Adverse Effect. Since December 31, 2022, no Material Adverse Effect has occurred.

Exhibit E - 1

EXHIBIT F

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between the Assignor identified in item 1 below (the “Assignor”) and the Assignee identified in item 2 below (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below and (ii) to the extent permitted to be assigned under Applicable Law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by the Assignor to the Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Each such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.        Assignor:

2.        Assignees:

3.        Borrower:           Atlas Sand Company, LLC

4.        Administrative Agent: Stonebriar Commercial Finance LLC, as Administrative agent under the Credit Agreement

5.        Credit Agreement: The Credit Agreement dated as of July 31, 2023 among Atlas Sand Company, LLC, the Lenders parties thereto and Stonebriar Commercial Finance, LLC, as Administrative Agent

6.        Assigned Interest[s]:

Assignor	Assignee	Facility Assigned	Aggregate Amount of Loans for all Lenders	Amount of Loans Assigned	Percentage Assigned of Loans
			$	$	%
			$	$	%
			$	$	%

Exhibit F - 1

Effective Date:                                 , 20         [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE[S]

[NAME OF ASSIGNEE]

By:
Title:

Consented to and Accepted:

Stonebriar Commercial Finance LLC, as Administrative Agent

By:
Name:
Title:

[Atlas Sand Company, LLC, as Borrower

By:
Name:
Title:][1]

[1]	Include if required pursuant to Section 9(e) of the Credit Agreement.

Exhibit F - 2

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT AND ASSUMPTION

1.    Representations and Warranties.

1.1    Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2    Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 9(e) of the Credit Agreement (subject to such consents, if any, as may be required thereunder), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5(d) thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, (vi) it has, independently and without reliance upon Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest and (vii) it is not a Disqualified Lender; and (b) agrees that (i) it will, independently and without reliance on Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.    Payments. From and after the Effective Date, Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts that have accrued to but excluding the Effective Date and to the Assignee for amounts that have accrued from and after the Effective Date.    Notwithstanding the foregoing, Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to the Assignee.

3.    General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the Texas.

Exhibit F - 3

EXHIBIT G

FORM OF DELAYED DRAW TERM LOAN NOTE

[See Attached]

EXHIBIT G

FORM OF

DELAYED DRAW TERM LOAN PROMISSORY NOTE

Principal: $[●]	Date: [●]

FOR VALUE RECEIVED, the undersigned ATLAS SAND COMPANY, LLC, a Delaware limited liability company (together with its successors and permitted assigns, “Borrower”), promises to pay to the order of STONEBRIAR COMMERCIAL FINANCE LLC, a Delaware limited liability company (together with the respective successors, assigns, and subsequent holders of this Delayed Draw Term Loan Note, “Lender”), at 5601 Granite Parkway, Suite 1350, Plano, Texas 75024, or as Lender or the holder hereof may otherwise designate in writing, the principal amount of [●] and No/100 Dollars ($[●])2 (or so much thereof as shall have been advanced and remain unpaid and outstanding hereunder), with interest (computed on the basis of a 365-day year for the actual number of days elapsed) on the unpaid principal amount hereof from and including the date hereof until paid in full at the rate per annum equal to [●]%3.

This Delayed Draw Term Loan Note shall be payable in [●] ([●])4 consecutive monthly installments as follows: [●] ([●])5 monthly installments of interest only each in the amount of $[●]6 payable on each Payment Day commencing with the Payment Day on [●]7 and continuing on each Payment Day up to and including January 1, 2025; followed by [●] ([●])8 additional monthly installments of combined principal and interest each in the amount of [●]9 payable on each Payment Day commencing February 1, 2025 and continuing on each Payment Day up to and including August 1, 2030; and then a final installment also payable on August 1, 2030 (the “Stated Maturity Date”) equal to $[●]10, together with all other accrued and unpaid interest hereon and all other amounts (if any) then payable hereon or otherwise under the Loan Documents, each such installment to be applied, first, to the payment of interest accrued on the unpaid principal amount hereof to the date of such installment and, second, to the reduction of such unpaid principal amount.11 All payments hereunder shall be made in lawful money of the United States and in immediately available funds.

This Delayed Draw Term Loan Note is one of the Delayed Draw Term Loan Notes referenced in that certain Credit Agreement, dated as of July 31, 2023 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Borrower, the Lenders from time to time party thereto, and Stonebriar Commercial Finance, LLC, a Delaware limited liability company, as Administrative Agent. Capitalized terms used, but not expressly defined herein that are defined in the Credit Agreement shall have the meanings as set forth in the Credit Agreement.

Borrower shall have the right to voluntarily prepay all or a portion of this Delayed Draw Term Loan Note on any Payment Day, upon thirty (30) days’ prior written notice to Administrative Agent, such notice of prepayment being irrevocable unless expressly conditioned upon the occurrence of another transaction, in which case such notice may be revoked in the event such other transaction is not consummated, provided that any such prepayment shall be in a minimum principal amount of $1,000,000 (or, if less than $1,000,000, the remaining principal balance of the Delayed Draw Term Loans) and shall be in an integral multiple of $500,000 (such principal amount, the “Prepayment Amount”), together with all interest then accrued and unpaid on the principal so prepaid together with the Prepayment Fee (if any) set forth below. Except as otherwise provided in the Credit Agreement (including regularly scheduled payment installments as required by this Delayed Draw Term Loan Note), if Borrower voluntarily prepays or is required to prepay (whether due to permitted acceleration by the Administrative Agent or otherwise) this Delayed Draw Term Loan Note prior to the Stated Maturity Date, Borrower shall pay, on the date of such

[2]	To insert the applicable principal amount
[3]	To insert the applicable rate (i.e., the Term SOFR Rate plus 5.95%)
[4]	To insert number of months from Delayed Draw Funding Date until the Maturity Date.
[5]	To insert number of months from Delayed Draw Funding Date until December 1, 2024.
[6]	To insert amount of interest only payments.
[7]	To insert first Payment Date occurring after Delayed Draw Funding Date.
[8]	To insert number of months from February 1, 2025 until the Maturity Date.
[9]	To insert amount of principal and interest payments (to equal 80% of the applicable Delayed Draw Term Loan divided by months remaining until the Maturity Date).
[10]	To insert amount of final principal and interest payment (to equal 20% of the applicable Delayed Draw Term Loan).
[11]	NTD: If the Note date is after December 31, 2024, there shall be no interest-only period.

Promissory Note (Atlas Sand Company, LLC)	Page 1

prepayment (which shall be a Payment Day), a fee (the “Prepayment Fee”) to Lender in an amount equal to (a) eight percent (8%) of the Prepayment Amount if such prepayment occurs on or prior to December 31, 2024 (b) four percent (4%) of the Prepayment Amount if such prepayment occurs after December 31, 2024 but on or prior to December 31, 2025, (c) three percent (3%) of the Prepayment Amount if such prepayment occurs after December 31, 2025 but on or prior to December 31, 2026 and (d) two percent (2%) of the Prepayment Amount if such prepayment occurs thereafter, provided that the Prepayment Fee shall be charged and paid only to the extent permitted by Applicable Law. Any prepayment pursuant to this paragraph shall be applied to the installments hereof in the inverse order of maturity.

Upon the maturity of this Delayed Draw Term Loan Note, the entire unpaid principal amount on this Delayed Draw Term Loan Note, together with all interest, fees and other amounts payable hereon or in connection herewith pursuant to the Loan Documents (the “Total Obligation”), shall be immediately due and payable without further notice or demand. In the event Borrower fails to pay in full and in good, immediately available funds the Total Obligation upon the same becoming due and payable (whether at maturity or upon acceleration), then all past due amounts shall bear interest at the Default Rate in accordance with Section 8 of the Credit Agreement, from the due date thereof until all such amounts have been paid in full in good, immediately available funds. If any payment on this Delayed Draw Term Loan Note becomes payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day.

Borrower hereby waives diligence, demand, presentment, protest and notice of any kind, and assents to extensions of the time of payment, release, surrender or substitution of security, or forbearance or other indulgence, without notice. Borrower agrees to pay all amounts under this Delayed Draw Term Loan Note without offset, deduction, claim, counterclaim, defense or recoupment, all of which are hereby waived.

Administrative Agent, Lender, Borrower and any other parties to the Loan Documents intend to contract in strict compliance with applicable usury law from time to time in effect. In furtherance thereof such Persons stipulate and agree that none of the terms and provisions contained in the Loan Documents shall ever be construed to create a contract to pay, for the use, forbearance or detention of money, interest in excess of the maximum amount of interest permitted to be charged by Applicable Law from time to time in effect. Neither Borrower nor any present or future guarantors, endorsers, or other Persons hereafter becoming liable for payment of any Obligation shall ever be liable for unearned interest thereon or shall ever be required to pay interest thereon in excess of the maximum amount that may be lawfully charged under Applicable Law from time to time in effect, and the provisions of this paragraph shall control over all other provisions of the Loan Documents which may be in conflict or apparent conflict herewith. Lender expressly disavows any intention to charge or collect excessive unearned interest or finance charges in the event the maturity of any Obligation is accelerated. If (a) the maturity of any Obligation is accelerated for any reason, (b) any Obligation is prepaid and as a result any amounts held to constitute interest are determined to be in excess of the legal maximum, or (c) Lender or any other holder of any or all of the Obligations shall otherwise collect amounts which are determined to constitute interest which would otherwise increase the interest on any or all of the Obligations to an amount in excess of that permitted to be charged by Applicable Law then in effect, then all sums determined to constitute interest in excess of such legal limit shall, without penalty, be promptly applied to reduce the then outstanding principal of the related Obligations or, at Lender’s or such holder’s option, promptly returned to Borrower upon such determination. In determining whether or not the interest paid or payable, under any specific circumstance, exceeds the maximum amount permitted under Applicable Law, Lender and Borrower (and any other payors thereof) shall to the greatest extent permitted under Applicable Law, (i) characterize any non-principal payment as an expense, fee or premium rather than as interest, (ii) exclude voluntary prepayments and the effects thereof, and (iii) amortize, prorate, allocate, and spread the total amount of interest through the entire contemplated term of this Delayed Draw Term Loan Note in accordance with the amount outstanding from time to time thereunder and the maximum legal rate of interest from time to time in effect under Applicable Law in order to lawfully charge the maximum amount of interest permitted under Applicable Law.

This Delayed Draw Term Loan Note may not be changed, modified or terminated orally, but only by an agreement in writing signed by Borrower and Lender or any holder hereof.

This Delayed Draw Term Loan Note shall be binding upon the successors and assigns of Borrower and inure to the benefit of Lender and its successors, endorsees and assigns; provided, however, that Borrower shall not assign this Delayed Draw Term Loan Note or any obligations hereunder without the prior written consent of Lender (such consent to be granted or withheld at Lender’s sole discretion), and any purported assignment without such prior written consent shall be null, void and of no effect. If any term or provision of this Delayed Draw Term Loan Note shall be held invalid, illegal or unenforceable, the validity of all other terms and provisions hereof shall in no way be affected thereby.

Promissory Note (Atlas Sand Company, LLC)	Page 2

BORROWER AND, BY ITS ACCEPTANCE HEREOF, LENDER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES (TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW) ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING UNDER OR RELATING TO THIS DELAYED DRAW TERM LOAN NOTE AND AGREES THAT ANY SUCH DISPUTE SHALL BE TRIED BEFORE A JUDGE SITTING WITHOUT A JURY.

THIS DELAYED DRAW TERM LOAN NOTE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF TEXAS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE. THE PARTIES AGREE THAT ANY ACTION OR PROCEEDING ARISING UNDER OR RELATED TO THIS DELAYED DRAW TERM LOAN NOTE MAY BE COMMENCED IN ANY FEDERAL OR STATE COURT SITTING IN THE EASTERN DISTRICT OF TEXAS AND THE PARTIES IRREVOCABLY SUBMIT TO THE JURISDICTION OF EACH SUCH COURT AND AGREE NOT TO ASSERT, BY WAY OF MOTION, AS A DEFENSE OR OTHERWISE, IN ANY SUCH SUIT, ACTION OR PROCEEDING, ANY CLAIM THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURT, THAT THE SUIT, ACTION OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM, THAT THE VENUE OF SUCH SUIT, ACTION OR PROCEEDING IS IMPROPER, OR THAT THE AGREEMENT OR THE SUBJECT MATTER THEREOF OR THE TRANSACTION CONTEMPLATED HEREBY OR THEREBY MAY NOT BE ENFORCED IN OR BY SUCH COURT. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS DELAYED DRAW TERM LOAN NOTE OR IN ANY OTHER LOAN DOCUMENT SHALL LIMIT OR RESTRICT LENDER’S RIGHT TO COMMENCE ANY PROCEEDING IN THE FEDERAL OR STATE COURTS LOCATED IN THE STATE IN WHICH ANY COLLATERAL IS LOCATED TO THE EXTENT LENDER DEEMS SUCH PROCEEDING NECESSARY OR ADVISABLE TO EXERCISE REMEDIES AVAILABLE UNDER ANY LOAN DOCUMENT. THE PARTIES AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

[Signature Page Follows]

Promissory Note (Atlas Sand Company, LLC)	Page 3

IN WITNESS WHEREOF, Borrower has executed or caused this Delayed Draw Term Loan Note to be executed by its duly authorized officer as of the year and day first written above.

BORROWER:

ATLAS SAND COMPANY, LLC, a Delaware limited liability company

By:
Name:	John Turner
Title:	President and Chief Financial Officer

Promissory Note (Atlas Sand Company, LLC)	Signature Page

EXHIBIT H

FORM OF PARENT GUARANTY

[See Attached]

PARENT GUARANTY AGREEMENT

THIS PARENT GUARANTY AGREEMENT (as it may be amended, restated, supplemented or otherwise modified from time to time, this “Guaranty”) dated as of July 31, 2023, is made by ATLAS ENERGY SOLUTIONS INC ., a Delaware corporation (“Parent Guarantor”) in favor of STONEBRIAR COMMERCIAL FINANCE LLC, a Delaware limited liability company, as administrative agent (in such capacity, “Administrative Agent”) for the benefit of itself and any one or more other Lenders from time to time party to the Credit Agreement (Administrative Agent [and any sub-agent thereof], each Lender, and their respective Affiliates, each a “Guaranteed Party” and collectively, the “Guaranteed Parties”).

PRELIMINARY STATEMENTS

A.  Contemporaneously with the execution and delivery hereof, Atlas Sand Company, LLC, a Delaware limited liability company (the “Borrower”), Administrative Agent and the Initial Lender executed that certain Credit Agreement dated as of July 31, 2023 (as amended, restated, replaced, supplemented or otherwise modified from time to time, the “Credit Agreement”) pursuant to which Initial Lender agreed to make extensions of credit to the Borrower for the purposes set forth therein. Capitalized terms used but not defined herein have the respective meanings given to them in the Credit Agreement.

B. Administrative Agent and Initial Lender have required, as a condition to extending credit under the Credit Agreement, that Parent Guarantor execute and deliver this Guaranty to guarantee the payment and performance of the Obligations.

C. Parent Guarantor has determined that valuable benefits will be derived by it as a result of the Credit Agreement and the extensions of credit made by Lenders thereunder.

D. Parent Guarantor has further determined that the benefits accruing to it from the Credit Agreement exceed Parent Guarantor’s anticipated liability under this Guaranty.

Accordingly, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed, Parent Guarantor hereby covenants and agrees in favor of Administrative Agent, for the benefit of the Guaranteed Parties, as follows:

1. Parent Guarantor hereby absolutely, irrevocably and unconditionally guarantees the prompt, complete and full payment when due, no matter how such shall become due, of the Obligations, and further guarantees that Borrower will properly and timely perform the Obligations and other obligations and liabilities of the Loan Parties under the Credit Agreement and other Loan Documents.

2. Parent Guarantor covenants that, so long as any Lender has any Commitment under the Credit Agreement and/or any Obligation remains outstanding under the Credit Agreement or any other Loan Document (other than any contingent indemnification obligation for which no claim has been made), except as otherwise provided in the Credit Agreement or unless Administrative Agent gives its prior written consent to any deviation therefrom, it will fully comply with the conditions, covenants, and agreements set forth in the Credit Agreement and the other Loan Documents which are applicable to Parent Guarantor. Notwithstanding any contrary provision in this Guaranty, Parent Guarantor’s maximum liability under this Guaranty is limited, to the extent, if any, required so that its liability is not subject to avoidance under applicable Debtor Relief Laws.

3. If Parent Guarantor is or becomes liable for any indebtedness owing by Borrower or any other Loan Party to any Guaranteed Party by endorsement or otherwise other than under this Guaranty, such liability shall not be in any manner impaired or affected hereby, and the rights of Guaranteed Parties hereunder shall be cumulative of any and all other rights that any Guaranteed Party may ever have against Parent Guarantor. The exercise by Administrative Agent of any right or remedy hereunder or under any other instrument, at law or in equity, shall not preclude the concurrent or subsequent exercise of any other right or remedy.

4. All obligations of Parent Guarantor hereunder shall be absolute, irrevocable, and unconditional and continuing irrespective of, and Parent Guarantor hereby knowingly waives any defense arising out of:

    (a) any extension, renewal, settlement, compromise, waiver or release in respect of any of the Obligations, by operation of law or otherwise, or any obligation of any other guarantor of any of the Obligations, or any default, failure or delay, willful or otherwise, in the payment or performance of the Obligations;

    (b) any lack of validity or enforceability relating to or against the Borrower, any other Loan Party, the Parent Guarantor or any other guarantor of any of the Obligations, for any reason related to the Credit Agreement, any other Loan Document or any other agreement or instrument governing or evidencing any Obligations, or any Applicable Law purporting to prohibit the payment and/or performance of any of the Obligations by the Borrower, any other Loan Party, the Parent Guarantor or any other guarantor of any of the Obligations;

    (c) any modification or amendment of or supplement to the Credit Agreement or any other Loan Document;

    (d) any change in the time, manner or place of payment of, or in any other term of, all or any part of the Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement, any other Loan Document or any other agreement or instrument governing or evidencing any Obligations, including any increase or decrease in the amount of any of the Commitments and/or Loans or the rate of interest thereon;

    (e) any release, non-perfection or invalidity of any collateral security for any obligation of any Loan Party under the Credit Agreement or any other Loan Document or any obligations of any other guarantor of any of the Obligations, any amendment or waiver of, or consent to departure from, any other guaranty or support document, any exchange, release or non-perfection of any collateral security for the Loan Documents or the Obligations, or any action or failure to act by any Guaranteed Party or any Affiliate of a Guaranteed Party with respect to any collateral securing all or any part of the Obligations;

    (f) any change in the legal existence, company structure or ownership of the Borrower, any other Loan Party, the Parent Guarantor or any other guarantor of any of the

Obligations, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Borrower, any other Loan Party, the Parent Guarantor or any other guarantor of any of the Obligations, or any of their assets or any resulting release or discharge of any obligation of the Borrower, any other Loan Party, the Parent Guarantor or any other guarantor of any of the Obligations;

    (g) any present or future law, regulation, decree or order of any jurisdiction (whether of right or in fact) or of any Governmental Authority thereof or any other event purporting to reduce, amend, restructure or otherwise affect any term of any Loan Document or Obligations, other than payment and performance of the Obligations in full;

    (h) any other setoff, defense or counterclaim whatsoever (in any case, whether based on contract, tort or any other theory) with respect to the Credit Agreement, any other Loan Document, any other agreement or instrument governing or evidencing any of the Obligations or the transactions contemplated thereby which might constitute a legal or equitable defense available to, or discharge of, the Borrower or any Guarantor, other than payment and performance of the Obligations in full; or

    (i) any other act or omission to act or delay of any kind by the Borrower, any other Loan Party, any other guarantor of any of the Obligations, any Guaranteed Party or any other Person or any other circumstance whatsoever which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of Parent Guarantor’s obligations hereunder, other than payment and performance of the Obligations in full;

in each case to the extent permitted by Applicable Law, and except in each case to the extent that any written amendment, settlement, compromise, waiver or release expressly modifies or terminates the obligations of Parent Guarantor in accordance with the terms hereof.

5. In the event of the occurrence of an Event of Default by the Borrower or any other Loan Party under Section 7(a) of the Credit Agreement with respect to the failure to pay the Indebtedness, or any part thereof, when such Indebtedness becomes due, either by its terms or as the result of the exercise of any power to accelerate, Parent Guarantor shall, on demand, and without further notice of dishonor and without any notice having been given to Parent Guarantor previous to such demand of the acceptance by Guaranteed Parties, and without any notice having been given to Parent Guarantor previous to such demand of the creating or incurring of such Indebtedness, pay the amount due thereon to Administrative Agent for the benefit of the Guaranteed Parties as set forth in the Credit Agreement. It shall not be necessary for any Guaranteed Party, in order to enforce such payment by Parent Guarantor, first, to institute suit or exhaust its remedies against the Borrower, any other Guarantor or others liable on such Indebtedness, to have the Borrower joined with Parent Guarantor in any suit brought under this Guaranty or to enforce its rights against any collateral security which shall ever have been given to secure such indebtedness; provided, however, that in the event Administrative Agent on behalf of Guaranteed Parties elects to enforce and/or exercise any remedies it may possess with respect to any collateral security for the Indebtedness prior to demanding payment from Parent Guarantor, Parent Guarantor shall nevertheless be obligated hereunder for any and all sums still owing to Guaranteed Parties on the Indebtedness and not repaid or recovered incident to the exercise of such remedies.

6. Notice to Parent Guarantor of the acceptance of this Guaranty and of the making, renewing or assignment of the Obligations and each item thereof are hereby expressly and knowingly waived by Parent Guarantor.

7. Each payment on the Indebtedness shall be deemed to have been made by the Borrower unless express written notice is given to Administrative Agent at the time of such payment that such payment is made by Parent Guarantor as specified in such notice.

8. If all or any part of the Obligations at any time is secured, Parent Guarantor agrees that the Administrative Agent and/or Guaranteed Parties may at any time and from time to time, in their discretion and with or without valuable consideration, allow substitution or withdrawal of collateral or other security and release collateral or other security or compromise or settle any amount due or owing under the Credit Agreement or any other Loan Document or amend or modify in whole or in part, in accordance with the terms thereof, the Credit Agreement or any other Loan Document executed in connection with same without impairing or diminishing the obligations of Parent Guarantor hereunder, except as otherwise expressly provided therein. Parent Guarantor further agrees that if any Loan Party executes in favor of Administrative Agent any collateral agreement, mortgage or other security instrument, the exercise by Administrative Agent of any right or remedy thereby conferred on Administrative Agent shall be wholly discretionary, and that the exercise or failure to exercise any such right or remedy shall in no way impair or diminish the obligation of Parent Guarantor hereunder. Parent Guarantor further agrees that Administrative Agent shall not be liable for its failure to use diligence in the collection of the Obligations (other than in the case of Administrative Agent’s gross negligence or willful misconduct) or in preserving the liability of any person liable for the Obligations, and Parent Guarantor hereby waives presentment for payment and notice of nonpayment, dishonor or protest (including notice of acceleration), and diligence in bringing suits against any Person liable on the Obligations, or any part thereof.

9. Parent Guarantor agrees that Administrative Agent (at the direction of the Required Lenders in their discretion), may (i) bring suit against all guarantors (including, without limitation, Parent Guarantor hereunder) of any of the Obligations jointly and severally or against any one or more of them, (ii) compound or settle with any one or more of such guarantors for such consideration as Lenders may deem proper, and (iii) release one or more of such guarantors from liability hereunder, and that no such action shall impair the rights of the Guaranteed Parties to collect the Obligations (or the unpaid balance thereof) from other such guarantors of any of the Obligations, or any of them, not so sued, settled with or released; provided that Administrative Agent may not take the actions described in clauses (i) and (ii) above unless an Event of Default shall have occurred and be continuing. Parent Guarantor agrees, however, that nothing contained in this paragraph, and no action by Administrative Agent permitted under this paragraph, shall in any way affect or impair the rights or obligations of such guarantors among themselves.

10. The representations and warranties in the Credit Agreement, to the extent applicable to Parent Guarantor, are incorporated herein by reference, the same as if stated verbatim herein as representations and warranties made by Parent Guarantor, and Parent Guarantor represents and warrants as of the Closing Date and as of each Delayed Draw Funding Date that each of such representations and warranties are true and correct in all material respects, except that (x) to the extent that such representations and warranties are expressly limited to an earlier date, such representations and warranties shall continue to be true and correct in all material respects as of such specified earlier date and (y) to the extent that any such representation and warranty is qualified by materiality, such representation and warranty (as so qualified) shall continue to be true and correct in all respects. Parent Guarantor further represents and warrants to the Guaranteed Parties that, as of the Closing Date and as of each Delayed Draw Funding Date, (i) Parent Guarantor is a corporation, limited liability company or limited partnership, as applicable, duly organized and validly existing under the laws of the jurisdiction of its incorporation or formation; (ii) Parent Guarantor possesses all requisite authority and power to authorize, execute, deliver and comply with the terms of this Guaranty; (iii) this Guaranty has been duly authorized and approved by all necessary action on the part of Parent Guarantor and constitutes a legal, valid and binding obligation of Parent Guarantor enforceable in accordance with its terms, except as (a) the enforcement thereof may be limited by applicable Debtor Relief Laws, and (b) the availability of remedies may be limited by equitable principles of general applicability; (iv) the execution, delivery and compliance by Parent Guarantor with this Guaranty do not violate any agreement, instrument, Applicable Laws, or order applicable to Parent Guarantor in any material respect; (v) no approval or consent of any person or entity, including but not limited to any court or Governmental Authority, or any filing or registration of any kind is required for the authorization, execution, delivery or compliance by Parent Guarantor with this Guaranty except (A) such as have been obtained or made and are in full force and effect, and (B) those third party approvals or consents which, if not made or obtained, would not cause a Default hereunder and could not reasonably be expected to result in a Material Adverse Effect; and (vi) Parent Guarantor has (a) executed and delivered this Guaranty without reliance on any Guaranteed Party or any information received from any Guaranteed Party and based upon such documents and information it deems appropriate, made an independent investigation of the transactions contemplated hereby and the Borrower, the Borrower’s business, assets, operations, prospects and condition, financial or otherwise, and any circumstances which may bear upon such transactions, the Borrower or the obligations and risks undertaken herein with respect to the Obligations; (b) adequate means to obtain from the Borrower on a continuing basis information concerning the Borrower; (c) full and complete access to the Loan Documents and any other documents executed in connection with the Loan Documents; and (d) not relied and will not rely upon any representations or warranties of any Guaranteed Party not embodied herein or any acts heretofore or hereafter taken by any Guaranteed Parties (including but not limited to any review by any Guaranteed Party of the affairs of the Borrower).

11. This Guaranty is for the benefit of each Guaranteed Party, their respective successors and permitted assigns, and in the event of a permitted assignment by a Lender (or its successors or permitted assigns) of the Obligations, or any part thereof, made in accordance with Section 9(e) of the Credit Agreement, the rights and benefits hereunder, to the extent applicable to the Obligations so assigned, may be transferred with such Obligations. This Guaranty is binding upon Parent Guarantor and its successors and assigns; provided that Parent Guarantor may not assign or otherwise transfer any of its obligations hereunder without the prior written consent of Administrative Agent.

12. No modification, consent, amendment or waiver of any provision of this Guaranty, nor consent to any departure by Parent Guarantor therefrom, shall be effective unless the same shall be in writing and signed by the Parent Guarantor and Administrative Agent, on behalf of Lenders, and then shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on Parent Guarantor in any case shall, of itself, entitle Parent Guarantor to any other or further notice or demand in similar or other circumstances. No delay or omission by any Guaranteed Party in exercising any power or right hereunder shall impair any such right or power or be construed as a waiver thereof or any acquiescence therein, nor shall any single or partial exercise of any such power preclude other or further exercise thereof, or the exercise of any other right or power hereunder. All rights and remedies of Administrative Agent hereunder are cumulative of each other and of every other right or remedy which Administrative Agent may otherwise have at law or in equity or under any other contract or document, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies of any Administrative Agent.

13. No provision herein or in any promissory note, instrument or any other Loan Document executed by the Borrower or any Guarantor evidencing the Obligations shall require the payment or permit the collection of interest in excess of the highest rate Lenders can legally collect under Applicable Law. If any excess of interest in such respect is provided for herein or in any such promissory note, instrument, or any other Loan Document, the provisions of this paragraph shall govern, and neither the Borrower nor any Guarantor shall be obligated to pay the amount of such interest to the extent that it is in excess of the amount permitted by law. The intention of the parties being to conform strictly to any applicable federal or state usury laws now in force, all promissory notes, instruments and other Loan Documents executed by the Borrower or any Guarantor evidencing the Obligations shall be held subject to reduction to the amount allowed under said usury laws as now or hereafter construed by the courts having jurisdiction.

14. If Parent Guarantor should breach or fail to perform any provision of this Guaranty, Parent Guarantor agrees to pay Guaranteed Parties all reasonable and documented out-of-pocket costs and expenses (including court costs and reasonable attorneys’ fees) incurred by Guaranteed Parties in the enforcement hereof and the collection of guaranteed amounts. This Section 14 shall be subject to the Legal Expenses Limitation.

15. (a) The liability of Parent Guarantor under this Guaranty shall in no manner be impaired, affected or released by the insolvency, bankruptcy, making of an assignment for the benefit of creditors, arrangement, compensation, composition or readjustment of any Loan Party, or any proceedings affecting the status, existence or assets of any Loan Party or other similar proceedings instituted by or against any Loan Party and affecting the assets of any Loan Party.

   (b) Parent Guarantor acknowledges and agrees that any interest on any portion of the Obligations which accrues after the commencement of any proceeding referred to in clause (a) above (or, if interest on any portion of the Obligations ceases to accrue by operation of law by reason of the commencement of said proceeding, such interest as would have accrued on such portion of the Obligations if said proceedings had not been commenced) shall be included in the Obligations, and neither Parent Guarantor nor any Loan Party shall be relieved of any portion of such Obligations on account of such proceeding. Parent Guarantor will, to the extent not prohibited by law from doing so, permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar person to pay Administrative Agent, for the benefit of Lenders, or allow the claim of Administrative Agent, on behalf of Lenders, of any such interest accruing after the date on which such proceeding is commenced.

   (c) In the event that all or any portion of the Obligations is paid by any Loan Party, the obligations of Parent Guarantor hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Guaranteed Party as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Obligations for all purposes under this Guaranty.

16. Parent Guarantor understands and agrees that any amounts of Parent Guarantor on account with any Lender may, if an Event of Default has occurred and is continuing, be offset to satisfy the obligations of Parent Guarantor hereunder to the extent such obligations are then due and payable (whether by acceleration of the Obligations or otherwise).

17. Parent Guarantor hereby subordinates and makes inferior any and all indebtedness now or at any time hereafter owed by any Loan Party to Parent Guarantor to the Obligations evidenced by the Credit Agreement and the other Loan Documents and agrees, if an Event of Default shall have occurred and be continuing, to the extent permitted by Applicable Law, not to permit any Loan Party to repay, or to accept payment from any Loan Party of, such indebtedness or any part thereof without the prior written consent of Administrative Agent, on behalf of Lenders. Parent Guarantor further agrees that if any payment is received by Parent Guarantor in contravention of this Section 17, such payment shall, at the request of Administrative Agent, be collected, enforced and received by Parent Guarantor as trustee for Administrative Agent, for the benefit of Lenders, and, while an Event of Default is continuing, shall be paid over to Administrative Agent, for the benefit of Lenders, on account of the Obligations but without reducing or affecting in any manner the liability of Parent Guarantor under the other provisions of this Guaranty, except to the extent of such payment.

18. Parent Guarantor hereby agrees that, to the extent that Parent Guarantor shall have paid more than its proportionate share (calculated on the basis of the maximum liability of Parent Guarantor as determined under Section 2 of this Guaranty, relative to the maximum liability of all Guarantors, as so determined) of any payment made hereunder, Parent Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor which has not paid its proportionate share of such payment. Parent Guarantor’s right of contribution shall be subject to the terms and conditions of Section 2, Section 17 and Section 19 of this Guaranty. The provisions of this Section 18 shall in no respect limit the obligations and liabilities of Parent Guarantor to any Guaranteed Party, and Parent Guarantor shall remain liable to Guaranteed Parties for the full amount guaranteed by Parent Guarantor hereunder.

19. Notwithstanding any payment made by Parent Guarantor hereunder or any set-off or application of funds of Parent Guarantor by any Lender, Parent Guarantor shall not be entitled to be subrogated to any of the rights of any Guaranteed Parties against the Borrower or any Guarantor or any collateral security or guaranty or right of offset held by any Guaranteed Party for the payment of the Obligations, nor shall Parent Guarantor seek or be entitled to seek any indemnity, exoneration, participation, contribution or reimbursement from the Borrower or any other Guarantor in respect of payments made by Parent Guarantor hereunder, until all amounts owing to Guaranteed Parties by the Loan Parties on account of the Obligations are paid in full (other than contingent indemnification obligations for which no claim has been made) and the Commitments are terminated (such date, the “Release Date”). If any amount shall be paid to

Parent Guarantor on account of such subrogation rights at any time prior to the Release Date, such amount shall be held by Parent Guarantor in trust for Administrative Agent for the benefit of Lenders, segregated from other funds of Parent Guarantor, and shall, forthwith upon receipt by Parent Guarantor, be turned over to Administrative Agent in the exact form received by Parent Guarantor (duly endorsed by Parent Guarantor to Administrative Agent, if required), to be applied against the Obligations whether matured or unmatured.

20. If any provision of this Guaranty is held to be illegal, invalid, or unenforceable in any jurisdiction, such provision shall be fully severable, and for purposes of such jurisdiction only this Guaranty shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof, and in all cases the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid, or unenforceable provision there shall be added automatically as a part of this Guaranty a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid and enforceable.

21. (a) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN ANY FEDERAL OR STATE COURT SITTING IN THE EASTERN FEDERAL DISTRICT OF TEXAS, AND, BY EXECUTION AND DELIVERY OF THIS GUARANTY, PARENT GUARANTOR HEREBY ACCEPTS FOR ITSELF AND (TO THE EXTENT PERMITTED BY LAW) IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE NON-EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS. PARENT GUARANTOR HEREBY IRREVOCABLY WAIVES ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS. THIS SUBMISSION TO JURISDICTION IS NON-EXCLUSIVE AND DOES NOT PRECLUDE GUARANTEED PARTIES FROM OBTAINING JURISDICTION OVER PARENT GUARANTOR IN ANY COURT OTHERWISE HAVING JURISDICTION.

   (b) PARENT GUARANTOR IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO IT, CARE OF THE BORROWER, AT THE ADDRESS SPECIFIED IN SECTION 9(j) OF THE CREDIT AGREEMENT OR SUCH OTHER ADDRESS AS IS SPECIFIED PURSUANT TO SECTION 9(j) OF THE CREDIT AGREEMENT, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING (OR AS SOON THEREAFTER AS IS PROVIDED BY APPLICABLE LAW). NOTHING HEREIN SHALL AFFECT THE RIGHT OF ADMINISTRATIVE AGENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST PARENT GUARANTOR IN ANY OTHER JURISDICTION.

22. THIS GUARANTY AND THE OTHER LOAN DOCUMENTS COLLECTIVELY REPRESENT THE FINAL AGREEMENT BY PARENT GUARANTOR REGARDING THE MATTERS SET FORTH HEREIN AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF ANY GUARANTEED PARTY AND PARENT GUARANTOR. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG ANY GUARANTEED PARTY AND PARENT GUARANTOR.

23. (A) ADMINISTRATIVE AGENT AND PARENT GUARANTOR HEREBY (i) IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN AND (ii) IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LEGAL ACTION OR PROCEEDING ANY SPECIAL, EXEMPLARY, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES, OR DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES, AND (B) PARENT GUARANTOR HEREBY CERTIFIES THAT NONE OF THE GUARANTEED PARTIES NOR ANY REPRESENTATIVE OR AGENT OR COUNSEL FOR ANY GUARANTEED PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT GUARANTEED PARTIES WOULD NOT, IN THE EVENT OF LEGAL ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVERS.

24. THIS GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS.

25. This Guaranty may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Guaranty by facsimile or other electronic transmission (e.g., .pdf) shall be effective as delivery of a manually executed counterpart of this Guaranty.

26. This Guaranty shall remain in full force and effect until the Release Date.

[Signature page follows]

EXECUTED and effective as of the date first above written.

PARENT GUARANTOR:

ATLAS ENERGY SOLUTIONS INC.,
a Delaware corporation

By:
Name:	John Turner
Title:	President and Chief Financial Officer

[Signature Page to Parent Guaranty Agreement]